Exhibit 10.2

TIMESHARE PROPERTY MAINTENANCE & MANAGEMENT AGREEMENT

FOR

PLANET HOLLYWOOD TOWERS BY WESTGATE

BETWEEN

OPBIZ, LLC (“Manager”)

AND

WESTGATE PLANET HOLLYWOOD LAS VEGAS, LLC (“Developer”)

and

CFI RESORTS MANAGEMENT, INC. (“RMI”)

September 10, 2007

TIMESHARE PROPERTY MAINTENANCE & MANAGEMENT AGREEMENT

This Timeshare Property Maintenance & Management Agreement (“Agreement”) is dated as of September 10, 2007 and is made effective as of the Effective Date (defined below) by and among Westgate Planet Hollywood Las Vegas, LLC, a Florida limited liability company (“Developer”); CFI Resorts Management, Inc., a Florida corporation (“RMI”); and OpBiz, LLC, a Nevada limited liability company (“Manager”).  Developer, RMI and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A.                                 Developer has purchased from PH FEE OWNER, L.L.C., a Delaware limited liability company and TSP OWNER, L.L.C., a Delaware limited liability company (jointly and severally hereinafter referred to as the “Seller”), affiliates of Manager, certain real property situated in Clark County, Nevada more particularly described on Exhibit A attached hereto and incorporated herein, together with related assets (hereinafter referred to as the “Timeshare Property”), which is located adjacent to “Planet Hollywood Hotel and Casino” (hereinafter referred to as the “Hotel and Casino”); and

B.                                     Manager, as Seller, and WESTGATE RESORTS, LTD., a Florida limited partnership (“Westgate Resorts”), an affiliate of Developer, as purchaser (Westgate Resorts is referred to in the TPA, defined below, as Developer), entered into that certain Timeshare Purchase Agreement dated as of December 10, 2004 as modified by that certain Modification Agreement Regarding Timeshare Purchase Agreement dated as of September 10, 2007 between Seller and Westgate Resorts (collectively, the “TPA”).  Pursuant to the TPA, Developer and RMI have agreed to execute a master Maintenance & Management Agreement (the “Master Agreement”) pursuant to which RMI will manage the Timeshare Property.

C.                                     Pursuant to the terms of this Agreement, Developer and RMI (Developer and RMI are referred to collectively herein as “Westgate” and any reference to Westgate means each and/or both of Developer and/or RMI as the context may require) desire to engage Manager to assist both RMI and Developer, and to perform certain management services with respect to the Timeshare Property; and Manager desires to be so engaged pursuant to the terms, conditions and provisions of this Agreement.

AGREEMENTS

In consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.              GENERAL PROVISIONS

1.1.                 Subject to the provisions of this Agreement and during the Operating Term (defined below) hereof, Westgate engages Manager as an independent contractor, and Manager agrees to be so engaged, to provide rental vacancy management for the Westgate Inventory as well as other delegated management services as specified herein relative to the management of the Timeshare Property, and to otherwise consult with, advise and assist Westgate in the management and operation of the Timeshare Property as described in this Agreement during the Operating Term.  Pursuant to this Agreement,

Manager will offer under exclusive license, the rental, management and maintenance of all Westgate Inventory at rates and terms to be determined by Manager in its commercially reasonable business judgment.  RMI has or will be engaged by the condominium association (the “Association”) created in connection with the Timeshare Project to provide management services to the Association. Subject to the terms in this Agreement, the recipient and beneficiary of Manager’s services hereunder will be RMI and Developer jointly, unless otherwise specified herein.  Westgate hereby covenants to use its best commercially reasonable efforts to renew and keep in effect the Master Agreement so long as this Agreement is in effect.

1.2.                 Manager’s operation and management duties include the management, operation and maintenance of the Commercial Unit.

1.3.                 Notwithstanding anything contained herein to the contrary, RMI reserves the right, subject to the Operating Standard, to manage, supervise, operate and control all aspects of guest relations, concierge services, reservations, check in, and check out for all (i) Timeshare Interval Owners, (ii) exchange guests, and (iii) vacation package guests (i.e., prospective purchasers purchasing a vacation package from Westgate or its affiliates or otherwise generated by Westgate’s marketing efforts).

2.              DUTIES OF WESTGATE

2.1.          Westgate must, subject to the terms of this Agreement and in light of Manager’s obligations hereunder, cause each Unit within the Timeshare Property to be furnished, equipped, and, in consultation with Manager, refurbished (a) at least at a level of service and quality generally considered and classified by Interval International or any other company providing exchange services with respect to the Timeshare Property to be Five Star, or otherwise have the equivalent highest possible exchange company rating; and (b) in accordance with the Operating Standard, as defined in Section 3.1 below.

2.2.          Notwithstanding anything to the contrary in this Agreement, Westgate, and not Manager or its delegee(s) (see, e.g., Section 3.5 below), is responsible for and will separately accomplish: (a) Reservations made by Timeshare Interval Owners for occupancy in the Timeshare Project; and (b) Check-in by Timeshare Interval Owners and/or their guests for occupancy in the Timeshare Project; (c) Reservations made by timeshare exchanges for occupancy in the Timeshare Project; (d) Check-In by timeshare exchanges for occupancy in the Timeshare Project.

2.3.          RMI shall be solely responsible for the administrative aspects of the Association’s activities, including, without limitation, the billing, accounting and collection of maintenance fees and real estate taxes.

RMI is responsible for producing the Association annual budget, which must be satisfactory to Manager in all respects (including but not limited to reserves and contingencies and accounting for uncollectible accounts), such approval not to be unreasonably withheld.  The approved Association annual budget for each year must be delivered to Manager on or before September 15 in the year prior to the year in which said budget is to be effective.

2.4.          Assignment by Westgate.  See Section 14.1 below.

2.5.          Obligations of Westgate

2.5.1.                    Except as otherwise expressly permitted under this Agreement, the TPA, the Marketing and Leasing Agreement or any other agreement executed in furtherance of the TPA (the “Transaction Documents”), without Manager’s consent, Westgate may not publish any advertising materials or promotional materials which promote rentals of Westgate Inventory. The foregoing shall not limit Westgate’s activities pertaining to sale of Timeshare Intervals and Whole Ownership Units at the Timeshare Property, so long as such activity is otherwise in accordance with the TPA, the Marketing and Leasing Agreement and the PHII License Agreement.

2.5.2.                    Westgate shall do or cause to be done all such acts and things in or about the Timeshare Property that are within Westgate’s control, in good faith and exercising prudent commercial judgment, and Manager’s belief to be necessary to comply with all applicable legal requirements and the terms of all insurance policies, terms of all other agreements Westgate has entered relating to the Timeshare Property, and to discharge any lien, encumbrance, or charge on or with respect to the Timeshare Property and the operation thereof.

2.5.3.                    To the extent required pursuant to this Agreement, Westgate will promptly take all actions reasonably necessary to remedy any non-compliance with the Operating Standard following written notice from Manager.

2.5.4.                    Westgate must promptly notify Manager of any litigation filed or threatened against Westgate involving the Trademarks, as well as any apparent third-parry infringement of the Trademarks of which Westgate becomes aware and must cooperate fully with Manager on such matters.

2.5.5.                    On Friday, January 11, 2008, and on every Friday thereafter, Westgate shall deliver to Manager weekly reports, in form and substance satisfactory to Manager in its reasonable discretion (each, a “Westgate Inventory Release Report”), including, among other things, Westgate’s best commercially reasonable estimates of Westgate Inventory (broken down by category in accordance with the definition of Westgate Inventory provided in this Agreement) which will be available to Manager hereunder, and dates when said Westgate Inventory is projected to be available to Manager for rental hereunder, said projections to be applicable to each day of a three (3) year period (1,095 days) commencing on the date of each Westgate Inventory Release Report, except that such reports delivered prior to September 30, 2009 shall cover a three (3) year period (1,095 days) commencing on said date.  Westgate acknowledges that Manager, in order to fulfill its bookings related to Westgate Inventory, is relying on the Westgate Inventory Release Report(s), with the understanding that the Westgate Inventory Release Reports are projections and not absolute predictions.  The Parties shall work together in good faith to maximize revenues relative to the rental of Westgate Inventory.

2.5.6.                    Obtain and provide any required Association and other approval for any actions that Manager must receive prior approval for, as required by the Association

Declaration, Articles, and Bylaws (“Association Governing Documents”), attached as Exhibit B, to the extent same is within Westgate’s control and subject to compliance with the Association Governing Documents.

2.6.          Maintenance of Insurance Coverage

2.6.1.                    At all times during the Operating Term, Westgate shall obtain or cause the Association to maintain insurance with respect to the Timeshare Property with coverages consistent with industry standards and any additional coverages determined appropriate by Westgate and Westgate’s institutional lender(s) and as may be required by the Association Governing Documents.   Any premiums for said insurance shall be Operating costs funded under the Operating Budget.

2.6.2.                    With respect to any claim arising under any policy of insurance required hereunder, the parties agree that each shall cooperate with one another to do the following:

2.6.2.1.                       cause to be investigated all damage to or destruction of the Timeshare Property, as it becomes known to Westgate, and report to Manager any such incident that is material, together with the estimated cost of repair thereof;

2.6.2.2.                       prepare any and all reports required by any insurance company as the result of a claim or threatened claim under any policy obtained by such party hereunder, acting as the sole agent for all other named insured additional insured, mortgagees and loss payees; and

2.6.2.3.                       retain all consultants and experts, including architects, engineers, project managers, accountants and attorneys, as needed, to assist in analyzing any loss or damage, determining the nature and cost of repair and preparing and presenting any proofs of loss or claims to any insurers; or otherwise investigating any personal injury, property damage, or other claim.

2.6.3.                    All insurance policies provided for in this Section 2.6 and Section 3.3.18 must include:

2.6.3.1.                       Manager and Westgate as parties insured thereunder, as their interests may appear;

2.6.3.2.                       where applicable, mortgage (loss payable) endorsement(s) in favor of Mortgagee(s), as their interests may appear;

2.6.3.3.                       where applicable and permitted under the applicable policy, the insurer’s waiver of subrogation rights against Manager and Westgate; and

2.6.3.4.                       a requirement that the insurer provide to all named insureds at least thirty (30) days prior written notice of cancellation on material change (other than increases in coverage) in the terms and provisions of the applicable policy.

2.6.4.                    Evidence of insurance

2.6.4.1.                       As soon as practicable prior to the effective date of the applicable coverages, the Party obtaining the insurance coverages under this Section 2.6 and Section 3.3.18 will provide the other Party with insurance certificates evidencing that the applicable insurance requirements of this Agreement have been satisfied. As soon as practicable prior to the expiration date of each such policy, the Party obtaining such insurance will provide the other Party with insurance certificates evidencing renewal of existing or acquisition of new coverages.

2.6.4.2.                       On request of the other Party, each Party must furnish the other with a schedule of insurance obtained by such Parry under this Section 2.6 and Section 3.3.18, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured the amounts of coverage, the expiration date or dates of such policies and the risks covered thereby.

2.6.5.                    Review of Insurance.  All insurance policy limits provided under this Section 2.6 and Section 3.3.18 may be reviewed by the Parties annually following the commencement of the Operating Term, or sooner if reasonably requested by either Party, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing Operating Year.  Westgate and Manager hereby acknowledge that changing practices in the insurance industry and changes in law and custom may necessitate additions to types or amounts of coverage during the Operating Term.  The Parties will comply with any other insurance requirements the other reasonably requests in order to protect the Timeshare Property and the respective interests of Westgate and Manager.

2.6.6.                    Deductibles/Insurance Proceeds.   Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge and agree that any uninsured loss or deductible required to be paid under any policy of insurance maintained by any of the parties to this Agreement is an Operating Cost to the extent of any difference between the amount of any special assessment or otherwise received by the Condominium Association pursuant to the Association Governing Documents and the amount of any such uninsured loss or deductibles.  The Association Budget, adopted from time to time shall include adequate provisions for payment of any contingency including insurance deductibles.  Moreover, the parties agree that Westgate shall have final authority with respect to the disposition or application of any insurance proceeds with respect to any claim or loss under any policies of insurance with respect to the Timeshare Project or Timeshare Property subject to the requirements of (i) Section 13.6, (ii) the Association Governing Documents and (iii) the requirements of Westgate’s institutional lenders.

2.7.          Proprietary information

2.7.1.                    Westgate acknowledges that the proprietary information of Manager includes, but is not limited to: any computer software, reservation systems, guest information generated in connection with the reservation process (see, e.g., Section 5.1 below), or any other similar information designated, from time to time by Manager, and may also include management services of Manager’s designee or assignee

(the foregoing is referred to herein as Manager’s “Proprietary Information”). Manager’s Proprietary Information and the goodwill associated therewith are the sole and exclusive property of Manager and may be used by Manager and its Affiliates for any purpose.

2.7.2.                    Manager acknowledges that the Proprietary Information of Westgate includes, but is not limited to, computer software and reservation system used in connection with the owner and guest check-in process, owners’ list, purchaser information, sales prospects and lead lists, owner and exchange guest information, Timeshare Property Guest Information, defined in Section 5.1 below, and any other similar information designated from time to time by Westgate.  Westgate’s Proprietary Information and the goodwill associated therewith are the sole and exclusive property of Westgate and may be used by Westgate and its Affiliates for any purpose.

2.7.3.                    The provisions of this Section 2.7 will survive the expiration or sooner termination of this Agreement.

2.8.          Covenants. Representations and Warranties of Westgate.  Westgate represents and warrants to Manager the following:

2.8.1.                    Each of Developer and RMI is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Timeshare Property is located, and has full power, Authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Westgate. Each of Developer and RMI’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Westgate.

2.8.2.                    This Agreement constitutes a valid and binding obligation of each of Developer and RMI and does not and will not constitute a breach of or default under any of the organizational or governing documents of either of Developer and RMI or the terms, conditions, or provisions of any law, order, rule, regulation, judgment decree, agreement, or instrument to which either of Developer and RMI is a party or by which either or any substantial portion of either’s assets (including the Timeshare Property) is bound or affected.

2.8.3.                    No other approval of any third party (including any ground lesser or the holder of any Mortgage or the Association) is required for each of Developer and RMI’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

2.8.4.                    Each of Developer and RMI Westgate, at its own expense, will maintain in full force and effect throughout the Operating Term its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

2.8.5.                    Westgate holds (or will hold prior to the Opening Date) and must maintain throughout the Operating Term all Approvals necessary to permit the ownership and operation of the Timeshare Property in accordance with the Operating Standard and Legal Requirements.

2.8.6.                    To its actual knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against Westgate or any Affiliate that could adversely affect the validity of this Agreement or the ability of Westgate to comply with its obligations under this Agreement.

2.8.7.                    No broker or finder was retained by Westgate to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

2.9.          [omitted]

2.10.                Authorization to Mortgage Timeshare Property.  See Section 14.1 below.

2.11.                       Protection of Manager’s Interest.  Westgate will defend, indemnify and hold Manager harmless from and against any and all losses, damages, costs and expenses that Manager may incur should this Agreement be terminated by any Mortgagee so long as such termination is not caused by an Event of Default by Manager.

3.              DUTIES AND LIMITATIONS OF MANAGER

3.1.           Operating Standard.   In fulfilling its duties hereunder, Manager will, in consultation with Westgate, establish and conform to operating standards, policies and programs and in effect from time to time for application equally to the Hotel and Casino and to the Timeshare Property.  In this regard, all in-room amenities in the Timeshare Property shall be substantially the same as in the Hotel and Casino.  Notwithstanding anything contained in this Agreement to the contrary, Manager has the right to identify all operational and related amenities, fixtures and equipment for the Timeshare Property, such as, but not limited to, the following:

(a)                            In-room amenities, including but not limited to, telephone, television and cable/channel equipment and programming, internet access capability, bathroom products and supplies, bedroom products and supplies, such as bed linens, duvet and pillows; work area products and supplies, and in-room retailing;

(b)                           Guest common amenities, including but not limited to, room service menu offerings, dry cleaning, newspaper service, compendium services, key pack contents;

(c)                            Tower common area amenities, including but not limited to, vending, ice, mini-bar products, concierge;

(d)                           Global standardization of property specifications and suppliers, including but not limited to, conforming the rooms and common areas in the Timeshare Property to the visual and operational themes and concepts of the Hotel and Casino; overall product suppliers and specifications such as electronic equipment, pouring rights, sundry offerings, car rental; and

(e)                            Any standardization required by Manager’s designee, including but not limited to, hotel reservation and yield management computer system and network tie-in, “bill to room” capabilities, overall hotel operator “manual” compliance relative to Westgate Inventory.

The Manager’s standards, policies, programs and objectives of operation for the Timeshare Property, as described herein and as illustrated by (but not confined by) the foregoing, are hereinafter referred to collectively as the “Operating Standard”.  To remain competitive and respond to new technology, guest needs, and market conditions; Manager from time to time may modify, alter, change, delete or add to the standards, policies and programs that comprise the Operating Standard.  Manager agrees that the Operating Standard is subject to the PHII Licensing & Memorabilia Agreement and that the Hotel and Casino bear the Planet Hollywood theme.  As noted above, the Operating Standard includes conforming the rooms and Commercial Unit to the visual and operational themes and concepts of the Hotel and Casino.

Notwithstanding the foregoing provisions of this Section 3.1, Westgate may provide, for the benefit of the Timeshare Property, from Westgate’s separate suppliers, any group or category of items stated to be within Manager’s discretion as provided above, provided that any such provision must be on materially better financial and other terms (viewed on an overall basis, and including consideration of the effect thereof on Manager’s overall contractual relations with all of its suppliers), as determined by Manager; and provided further that any such items must be of equal or better quality to those identified by Manager and in any event in conformance with the Operating Standard, all as determined by Manager.

3.2.           Subject to the overriding obligation to comply and ensure compliance with the Operating Standard (including but not limited to the visual and operational themes and concepts of the Hotel and Casino) at all times, the initial furnishing of the Units will be within Westgate’s discretion subject to the provisions of Section 9(b) of the TPA and except to the extent within Manager’s discretion as provided in Section 3.1 above.  Westgate shall cause all furnishings, fixtures, equipment and amenities placed in the Timeshare Property to meet or exceed the existing equivalents with respect to same contained within the Hotel and Casino, and in any event to conform in all respects to the Operating Standard as enforced by Manager.  Examples of items within Westgate’s discretion, to be exercised in accordance with this Section 3.2, include, but are not limited to, actual construction and furnishing of the Units, including wallpaper, floor coverings, cabinetry, appliances, built-ins, if any, and furniture

3.3.           Duties of Manager

3.3.1.                    During the Operating Term, Manager will: (i) manage and operate the Timeshare Property as an integrated operation with the Hotel and Casino, except with respect to Timeshare Interval Owners as provided in Section 1.3 and Section 2.2; (ii) direct and supervise the Timeshare Property Personnel (as defined below) regarding the management and operation of the Timeshare Property on a day-to-day basis in accordance with the Operating Standard, the Operating Plan and the terms of this Agreement; (iii) implement or effectuate the Operating Plan in accordance with the Operating Budget; and (iv) provide other advice, assistance and recommendations to Westgate to promote the efficient operation of the Timeshare Property.

3.3.2.                    During the planning and construction phase of the Timeshare Project, Manager will advise and consult with Westgate on construction programming issues including, without limitation, front and back of house specifications; amenity offerings, including food and beverage, retail/sundry, if any; and related operations; and in-room amenities, all of which must comply with Section 3.1.

3.3.3.                    Subject to the provisions of Section 3.1, Manager will coordinate the design, construction and installation of any renovations, improvements, repairs, or replacements of FF&E, building systems, or other physical components of the Timeshare Property that may be undertaken, including the expenditure of reserves designated as part of the Operating Budget.

3.3.4.                    Manager will negotiate and execute, in consultation with Westgate, and manage/monitor all service contracts, operating leases, licenses and other agreements pertinent to the management and operation of the Timeshare Property, including Timeshare Property Amenities, as provided herein.  All such contracts, leases, licenses and agreements shall be paid as Operating Cost pursuant to the then-applicable Operating Budget.

3.3.5.                    Manager will establish and maintain personnel policies and practices relating to the employment and engagement of personnel for Timeshare Property all of whom shall be employed by Manager and whom shall carry out Manager’s duties hereunder (“Timeshare Property Personnel”) including: (i) policies and practices relating to terms and conditions of employment, screening, selection, training, supervision, compensation, bonuses, severance, pension plans and other employee benefits, discipline, dismissal, transfer and replacement; and (ii) policies and practices relating to the exercise by any Timeshare Property Personnel of rights under the National Labor Relations Act or any applicable labor laws in relation to the Timeshare Property (including union organization, recognition and withdrawal of recognition, union elections, contract negotiation on a single-employer or multi-employer basis, grievances, unfair labor practice charges, strikes and lockouts).

“Timeshare Property Personnel” does not include any person employed by Westgate to perform the services reserved to Westgate as set forth in Section 1.3 and Section 2.2.  Westgate may in its reasonable discretion adopt separate personnel policies and practices relating to its personnel engaged in such services and other services performed by Westgate with respect to operation of Timeshare Vacancies (not including Westgate Inventory rented by Manager) and the Association, provided that any such separate policies and practices shall conform in all respects to the Operating Standard. All costs relative to the foregoing are part of the Operating Costs and shall be included within the Operating Budget.

Manager’s policies and practices related to Timeshare Property Personnel need not be identical to Manager’s policies and practices related to Manager’s personnel who are not Timeshare Property Personnel.

3.3.6.                    Manager will hire, pay, transfer and dismiss all Timeshare Property Personnel in accordance with the policies adopted pursuant to Section 3.3.5.

3.3.7.                    Manager will cause the Timeshare Property Personnel employed by Manager to be available to consult with Westgate at Westgate’s reasonable request concerning policies and procedures affecting the conduct of the business of the Timeshare Property and its compliance with the Operating Standard.

3.3.8.                    Maintain in consultation with Westgate complete books of account and records relating to Manager’s services consistent with GAAP and otherwise in accordance with Manager’s customary accounting policies, practices and systems.

3.3.9.                    Subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, Manager will keep the Timeshare Property and the FF&E in good operating order, repair and condition, consistent with the Operating Standard, including making necessary replacements, improvements, additions and substitutions thereto.  Except as agreed to by Manager, Manager will not be responsible for any extraordinary repairs or replacements.  Determination of the necessity for and the means of executing extraordinary repairs or replacements shall be in Manager’s sole discretion.  In addition, Manager may make minor repairs or replacements which are required to be made in the ordinary course of business, emergency repairs or replacements which threaten the life, safety, or welfare of guests of the Timeshare Property or the Hotel and Casino, repairs or replacements, which if not made, are reasonably likely to result in physical damage to or loss to the Timeshare Property, and/or repairs or replacements which are reasonably likely to cause the operations of the Timeshare Property to be materially impaired. Any other repairs or replacements not permitted by the foregoing provisions of this Section shall be included within the Operating Budget and planned for in advance by Manager and Westgate.  Manager shall endeavor to provide prior or contemporaneous or prompt subsequent notice to Westgate of emergency and extraordinary repairs and replacements not included within the Operating Budget and planned for in advance as aforesaid.

3.3.10.              Supervise and negotiate and purchase all inventories, provisions, consumable supplies and operating supplies that are necessary and proper to maintain and operate the Timeshare Property, and for use in the management and operation of the Timeshare Property;

3.3.11.              With Westgate’s cooperation, prepare the annual Operating Plan, as defined in Section 4, for each Operating Year;

3.3.12.              Develop, in cooperation with and subject to Westgate’s approval, an annual Operating Budget for the Timeshare Property and the Association, as further described in Section 4.

3.3.13.              Collect, account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collectible by the Timeshare Property and arising from Westgate Inventory and other operations (other than the sale of Timeshare Interest or vacation packages by Westgate) directly from patrons or guests, or as part of the sales price of any goods, services, or displays, including gross receipts, admission, or similar or equivalent taxes duties, levies or charges;

3.3.14.              Collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Timeshare Property, as a fiduciary, and use those funds, as well as funds from other sources as may be available to the Timeshare Property, in accordance with the terms of this Agreement.

3.3.15.              Consult and cooperate with Westgate regarding Developer’s personnel to take such actions as Manager reasonably determines are necessary for the Timeshare Property to become (or remain) in compliance with the Operating Standard.

3.3.16.              Consult with and otherwise advise Westgate in the creation of an annual marketing plan for the Timeshare Property.

3.3.17.              Consult with and otherwise advise Westgate in connection with Westgate’s duties and obligations under this Agreement.

3.3.18.              Avail itself of Manager’s yield management system (which may, but need not, be the same system that Manager utilizes in connection with the operation of the Hotel and Casino), in filling Westgate Inventory vacancies committed timely to Manager’s hotel operation in accordance with the TPA.

3.3.19.              During the Operating Term, Manager shall maintain insurance with respect to the performance of its duties hereunder with coverages consistent with industry standards for hotel/timeshare managers in Las Vegas.

3.3.19.1.                 With respect to any claim arising under any policy of insurance required hereunder, Manager promptly will (a) cause to be investigated all damage to or destruction of the Timeshare Property, as it becomes known to Manager, and report to Westgate any such incident that is material, together with the estimated cost of repair thereof; (b) in consultation with Westgate, prepare any and all reports required by any insurance company as the result of a claim or threatened claim under any policy obtained by such party hereunder, acting as the sole agent for all other named insured additional insured, mortgagees and loss payees; and (c) assist Westgate in retention of all consultants and experts, including architects, engineers, project managers, accountants and attorneys, as needed, to assist in analyzing any loss or damage, determining the nature and cost of repair and preparing and presenting any proofs of loss or claims to any insurers; or otherwise investigating any personal injury, property damage, or other claim.

3.3.19.2.                 Manager and Westgate agree to collaborate efforts to obtain and maintain any insurance required under this Agreement.

3.3.20.              Collect all rent, revenue and other amounts received by Manager from rental of the Westgate Inventory, as well as the performance of its obligations hereunder, and deposit and use such sums as required by Section 9.3.4.

3.4.           Limitations on Manager’s Duties and on Manager’s Liability

3.4.1.                    The Parties agree that the Operating Account is to be funded with (i) maintenance fee revenue and other Association funds, if any, all of which is Westgate’s responsibility to collect and remit, in accordance with Section 9.3.1 and other applicable provisions hereof; and (ii) rental revenue from Westgate Inventory, which is Manager’s responsibility, as Manager hereunder, to collect and remit.  Manager’s duties under this Agreement are subject to timely actual receipt by Manager of Association and Westgate funds pursuant to clause (i) above and any funds required to be provided by Westgate pursuant to its Shore-Up obligations under Section 18(c) of the TPA as modified by the Modification Agreement.

3.4.2.                    Manager’s Shore-Up obligations under Section 18(c) of the TPA as modified by the Modification Agreement shall be conditioned upon timely actual receipt by Manager of all maintenance fees and other amounts paid by Timeshare Interval Owners, in accordance with the then-applicable Operating Plan and Operating Budget.

3.4.3.                    Anything in this Agreement to the contrary notwithstanding, Manager will be excused from its obligations hereunder (i) to the extent and whenever Manager is prevented from performing such obligations by reason of the occurrence of a Force Majeure (as set forth in Section 44 of the TPA); (ii) to the extent Manager may be prevented from performing such obligations as a result of any breach by Westgate of any provision hereof (including, without limitation, Westgate’s obligation to remit maintenance fee revenue as provided in Section 3.4.1 above); or (iii) to the extent and wherever there is herein provided a limitation on Manager’s abilities to expend funds in respect of the Timeshare Property when failure to expend such funds may reasonably prevent Manager from meeting its obligations hereunder.

3.4.4.                    In connection with any insurance coverages required or obtained under this Agreement, neither Manager nor any insurance broker which may be retained by Manager or its Affiliates makes any warranty or representation regarding the advisability, nature, or extent of the insurance coverages provided by Manager for the benefit of Westgate or any other coverages that Westgate should consider for the protection of Westgate, the Timeshare Property and its operations.  Westgate must rely exclusively on its own insurance advisors with respect to all insurance matters.

3.4.5.                    Any and all financial projections, analyses and budgets prepared by Manager under this Agreement, if any, are intended to assist in operating the Timeshare Property, but are not to be relied on by Westgate or any third party as to the accuracy of the information contained therein or the results predicted. Manager does not guarantee the accuracy of the information contained in such projections and budgets, nor does it guarantee the results of such projections and budgets, and Westgate acknowledges that Manager will not be held responsible by Westgate or any third party for any divergence between such projections and budgets and actual operating results achieved. If Westgate provides any such financial projections or budgets to a third party, Westgate is obligated to advise such third party in writing of the substance of the disclaimer set forth in this Section 3.4.5.  The failure of the Timeshare Property to achieve any Operating Plan for any Operating Year is not an Event of Default under this Agreement and does not entitle Westgate to claim a breach by Manager or to terminate this Agreement.

3.4.6.                    If any environmental, construction, personnel, real property-related, or other problems arise at the Timeshare Property during the Operating Term that (a) relate to the operation of the Timeshare Property prior to the Operating Term or to activities undertaken prior to the Operating Term at the Timeshare Property or on the real property on which the Timeshare Property is situated, or (b) are caused by sources outside of the Timeshare Property, then, except to the extent not covered by casualty insurance proceeds, Manager’s services under this Agreement do not extend to management of any abatement or other correction of such problems and Westgate will retain full managerial and financial responsibility for and control over abating or correcting such problems.

3.4.7.                    Subject to the provisions of Section 3.1, none of Manager, its affiliates and its and their respective officers, trustees, directors, employees, agents or successors will have any liability of any nature whatsoever with respect to the design, construction, initial furnishing, equipping or decoration of the Timeshare Property, including with respect to any advice, assistance, recommendations or other services or approvals furnished or given by Manager or its Affiliates in connection with any initial or any other construction, alteration or renovation of the Timeshare Property. If Manager or any Affiliate thereof review and/or approve any plans, specifications, budgets or the like in connection with any initial or any other construction, alteration or renovation of the Timeshare Property, no such review or approval will impose on Manager or its Affiliate any responsibility for the content thereof, for any errors or defects contained therein or for any other matter related to the design or construction thereof or the cost thereof.

3.5.           Delegation by Manager.

3.5.1.                    Manager will have the right to delegate some or all of its responsibilities under this Agreement to one or more of: (i) any Affiliate or Affiliates of Manager; or (ii) Starwood or any other nationally recognized hospitality management company; or (iii) with Westgate’s approval, not to be unreasonably withheld, any other third party manager.  Notwithstanding the foregoing, Manager expressly acknowledges and agrees that Manager shall not be entitled to, nor shall Manager delegate any responsibilities or duties hereunder, in whole or in part, to any Competitor of Westgate.  Any such delegee must assume and agree to be bound by all applicable terms and provisions of this Agreement and the terms of any subordination or other agreement entered into by Manager in connection with any Westgate’s financing of the Timeshare Property.  At Westgate’s request, Manager will deliver to Westgate an executed counterpart of the instrument effecting any such delegation by Manager and assumption by the delegee.  Upon such engagement and delegation, any and all references herein to Manager shall mean such delegee(s) to the extent thereof.  Notwithstanding any such delegation, Manager will remain liable to Westgate pursuant to the terms, covenants, and conditions contained in this Agreement and any such delegation will not relieve Manager of any obligation or liability resulting from a failure of performance hereunder.

3.5.2.                    Notwithstanding Section 3.5.1, Manager agrees that during the Operating Term and provided that this Agreement has not been terminated, Manager may not and must not permit any Affiliate to, own, operate, manage, license or franchise any timeshare, vacation club, fractional ownership or similar facility within Clark

County, Nevada.  For clarity, this Section 3.5.2 will not apply to any of Manager’s delegees selected as described in Section 3.5.1.

3.6.           Representations and Warranties of Manager.  Manager represents and warrants to Westgate the following:

3.6.1.                    Manager is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Timeshare Property is located, and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Manager. Manager’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Manager.

3.6.2.                    This Agreement constitutes a valid and binding obligation of Manager and does not and will not constitute a breach of or default under the organizational and governing documents of Manager or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Manager is a party or by which it or any substantial portion of its assets is bound or affected.

3.6.3.                    No approval of any third party is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

3.6.4.                    Manager, at its own expense, will maintain in full force and effect throughout the Operating Term its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

3.6.5.                    To its actual knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against Manager that could adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement.

3.6.6.                    No broker or finder was retained by Manager to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

3.6.7.                    Manager (or an Affiliate of Manager) (or Manager’s delegee) owns the rights to the Brand Name and Manager has the right to use the Brand Name at the Timeshare Property in the manner contemplated in this Agreement.

3.7.          [omitted]

3.8.          Estoppel Certificates.  On request at any time and from time to time during the Operating Term, Manager must execute, acknowledge, and deliver to Westgate or any Mortgagee, within thirty (30) days following Manager’s receipt of written request therefor, a certificate: (i) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications); (ii) stating whether, to the knowledge of the signatory of such certificate, any default by Westgate exists, including any Event of

Default, and if so, specifying each default of whish the signatory may have knowledge; and (iii) providing any additional information reasonably requested by Westgate or a Mortgagee; provided, however, that in no event will Manager be required to agree to any modifications or waivers with respect to this Agreement or other agreements in effect between the Parties. On similar notice, Manager will be entitled to a similar certificate from Westgate, any Mortgagee (with respect to any Mortgage), or any ground lessor (with respect to any ground lease).

3.9.          Use of Affiliates by Manager.  In fulfilling its obligations under this Agreement, Manager may from time to time use the services of one or more of its Affiliates.  Subject to the terms of 3.1, if an Affiliate of Manager performs services Manager is required to provide under this Agreement, Manager will be ultimately responsible to Westgate for its Affiliate’s performance, and Westgate will not pay more for the Affiliate’s services and expenses than Manager would have been entitled to receive under this Agreement had Manager performed the services. If an Affiliate of Manager otherwise performs services for or provides goods to the Timeshare Property, such goods or services will be supplied at prices and on terms at least as favorable to the Timeshare Property as if Manager had done so generally available in the relevant market and consistent with the terms made available to similar timeshare properties.

3.10.                Purchasing.   In the performance of Manager’s obligations under this Agreement, Manager shall have total discretion in choosing and purchasing all applicable goods and services from vendors chosen by Manager.  All such purchases shall be at prices and on terms which are competitive.  For purposes of determining competitiveness, the goods and/or services which are being purchased may be grouped in reasonable categories, rather than being compared item by item.  In respect of such purchases, Westgate understands and acknowledges that Manager and/or its Affiliates may receive certain payments, fees, commissions or reimbursements from vendors, and that Manager and/or its Affiliates may have investments in such vendors and may profit from such payments, fees or reimbursements; provided that, if and to the extent that Manager delegates to an Affiliate in accordance with clause (i) of Section 3.5.1, any payments, fees, commissions or reimbursements from vendors to said Affiliate will be treated as part of Gross Rent and Maintenance Fee Income to the extent to the extent attributable to the Timeshare Property.  Similarly to the provisions of Section 3.1, Westgate may provide, for the benefit of the Timeshare Property, from Westgate’s separate suppliers, any group or category of goods and services, provided that any such provision must be on materially better financial and other terms (viewed on an overall basis, and including consideration of the effect thereof on Manager’s overall contractual relations with all of its suppliers), as determined by Manager; and provided further that any such items must be of equal or better quality to those identified by Manager and in any event in conformance with the Operating Standard, all as determined by Manager.

3.11.    Mortgage Provisions.

3.11.1.              On reasonable advance notice from Westgate’s lender(s), Manager will accord to such lender and its agents the right to enter on any part of the Timeshare Property at any reasonable time for the purposes of examining or inspecting the same, or examining or making extracts from books of account and financial records of the Timeshare Property; provided, however, that any expenses incurred in connection with such activities are paid or reimbursed by Westgate.

3.11.2.              Without limiting the obligations of Westgate under Section 2.10, Manager hereby acknowledges that Manager will, upon the request of Westgate, enter into one or more subordination agreements with Westgate’s lender(s) or with respect to any deed of trust contemplated by the financing agreement(s) on customary terms reasonably acceptable to Manager the effect of which will be to permit such lender(s) following a default by Westgate under any such deed of trust to terminate this Agreement and acquire title to the Timeshare Property by foreclosure, deed-in-lieu thereof or otherwise free of any claims or interest of Manager, other than claims relating to fees and expenses payable to Manager for any period during which Manager performed its services hereunder for the benefit of such Mortgagee. Westgate hereby acknowledges that to the extent there is any conflict between this Agreement and any such subordination agreement, Manager’s compliance with the terms of such subordination agreement may not cause a breach or default on the part of Manager under this Agreement.

3.11.3.              Subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, Manager will cause the Timeshare Property to be operated in compliance with all of the covenants and terms of any financing agreement now or hereafter entered into and of which Westgate have given or hereafter gives Manager notice, except to the extent of any inconsistency with this Agreement.

3.11.4.              To the extent that Manager prepares or submits any information to Westgate from time to time pursuant to this Agreement, Manager will, if so requested by Westgate’s lender(s) from time to time, provide the requesting lender with a copy of that information.

3.11.5.              Manager must promptly provide each lender of whom Manager has notice with copies of all notices received from any governmental agency or department with respect to the Timeshare Property or from any private litigant (except for any litigation relating to personal injury and seeking damages that are fully covered by insurance except for any deductible).

3.11.6.              To the extent that Manager enters into transactions relating to the Timeshare Property with any of the Manager’s Affiliates, Manager will, upon request from any Mortgagee, identify and list all such transactions, summarize the material terms thereof, and provide reasonable evidence that such terms are on terms competitive with the terms of an arms-length transaction available from third-party providers.

3.11.7.              Upon request from any Mortgagee from time to time, Manager will confirm the terms of this Section for the benefit of any Mortgagee.

3.11.8.              Any and all costs and expenses incurred by Manager in performing its agreed obligations under this Section 3.11 are deemed Operating Costs.

4.              OPERATING PLAN AND OPERATING BUDGET

4.1.          On or before November 1 of each year during the term of this Agreement, Manager will prepare and deliver to the Association and Westgate for their review and approval by Westgate a proposed operating plan (the “Operating Plan”) and operating budget (the “Operating Budget”) for the next ensuing calendar year (the “Operating Year”), with annualized projections of gross operating revenue and operating costs for such Operating Year. The Operating Budget shall incorporate the terms and conditions of the Association Budget for the Operation of the Timeshare Property (the “Association Budget”) for the applicable Operating Year which shall be established and provided to Manager as provided in Section 2.3 above.

4.2.          The proposed Operating Plan and Operating Budget for the next ensuing Operating Year must be prepared in a manner consistent with Manager’s standard planning and budgeting requirements with such additions and modifications thereto are deemed appropriate by Manager and will contain the following items, which will be set forth for each month of such Operating Year:

(i)                        subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, estimated results of operations, including estimated operating costs and estimated gross revenue from maintenance fees, from hotel occupancy of Westgate Inventory, from rent, and from other sources;

(ii)                     a description of proposed capital improvements to be made during such ensuing Operating Year and itemized estimated Capital Expenses and Repair and Maintenance Expenses therefor (the “Capital Budget”), which Capital Budget includes capitalized lease expenses and a contingency line item, as set forth below;

(iii)                  subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, statement of cash flow, including a schedule of any anticipated requirements for funding by Westgate; together with the following supporting data: (x) estimates of total labor costs, including both fixed and variable labor (y) estimates of the average daily house rate and occupancy; and (z) an estimate of Management Fees;

(iv)                 the proposed rates for Timeshare Property rental and hotel usage including room rates for individuals and groups, charges for room service, food and beverage and for use of recreational or other guest facilities or amenities at the Timeshare Property, billing policies with respect to the operation of the Timeshare Property, price schedules, rates and rate schedules and all rents, lease charges and concession charges for all areas of the Timeshare Property; and

(v)                    amounts and payment schedules for maintenance fees to be paid by Timeshare Interval Owners for the Operating Year in question.  As provided in the TPA, the direct operating costs, replacement reserves and other customary and appropriate expenses of the Timeshare Project shall be allocated to each Timeshare Interval in the Timeshare Property as a maintenance fee.

As a condition to Manager’s obligations hereunder, Westgate shall obtain and timely provide to Manager (A) any required Association and other approval for rental rates (if and only if required by Association Governing Documents, attached hereto as Exhibit B) and maintenance fees and payment schedules, and (B) any and all information and projections necessary or appropriate for Manager to produce and update the proposed Operating Budget, which such information shall specifically include, but shall not be limited to, revenue histories and revenue projections for timeshare maintenance fees.

4.3.          Pre-Approved Items in Operating Budget.  The Parties agree that the Operating Budget shall include, among other line items, the following line items:

4.3.1.                    all Timeshare Property Personnel Costs (including all employment costs relating to the Manager Executive Team to the extent attributable to the Timeshare Project) incurred by Manager in accordance with the Operating Plan;

4.3.2.                    the per diem charge, as established from time to time, for personnel of Manager or its Affiliates (including the Manager Executive Team) assigned to special projects for the Timeshare Property;

4.3.3.                    all Operating Costs;

4.3.4.                    payments made or incurred by Manager or its Affiliates, or its or their employees to third parties for goods and services (i) in accordance with the Operating Plan, (ii) as otherwise approved in writing by Westgate or (iii) permitted under this Agreement;

4.3.5.                    all taxes and similar assessments (other than Manager’s franchise, excise and income taxes) levied against any reimbursements payable to Manager under this Agreement for expenses incurred for Westgate’s account; and

4.3.6.                    charges for the Timeshare Property’s equitably allocated share of all costs and charges payable or incurred (without mark-up to Manager or its Affiliates) to third parties including the following: (i) amounts owed or paid to travel consortia groups, electronic distribution channels (including the Global Distribution Systems), Internet-booking services, and providers of network communications services in connection with processing reservations for the Timeshare Property; (ii) amounts owed or paid to centralized payers of travel agents’ commissions as Manager or its Affiliates may contract with for the processing of such commissions earned for reservations consumed at the Timeshare Property; (iii) charges for the cost of preparing, printing and distributing operations manuals, accounting bulletins, employee handbooks, forms and similar publications; (iv) the costs of printing employee handbooks and forms, and (v) costs incurred by Manager on behalf of Timeshare Property Personnel and the Manager Executive Team in attending management conferences and seminars organized by the corporate divisions of Manager and its Affiliates, and any costs of Corporate Personnel in presenting and/or training the Timeshare Property Personnel and the Manager Executive Team at such conferences and seminars.

4.4.           Reserves.  The Operating Plan and Operating Budget shall provide for the following reserves:

(a)                            Association Reserve Funds:  Westgate shall cause the Association to budget and collect reserves for Capital Expenses (defined in Section 6.1 below) and Repair and Maintenance Expenses (defined in Section 6.2 below) with respect to all portions of the Timeshare Property committed to the Timeshare Plan (the “Association Reserve Funds”)  The Association Reserve Funds shall be maintained in separate segregated accounts (the “Association Reserve Funds Account”) as required by the Association Governing Documents and in accordance with Section 9.3.

(b)                           RM Reserve Funds.  The Manager shall, as a line item of the Operating Budget, maintain reserves for the repair and maintenance of furniture, fixtures, equipment, carpeting, other in-room amenities covered by Section 3.1, and other similar items which are otherwise customarily reserved as part of a hotel operation (hereinafter referred to as the “RM Reserve Funds”).  The RM Reserve Funds shall be maintained in separate segregated accounts (the “RM Reserve Funds Account”) in accordance with Section 9.3.

Neither the Association Reserve Funds Account, nor the RM Reserve Funds Account, nor any funds therein, shall be pledged or hypothecated or in any way encumbered.

4.5.          The parties acknowledge and agree that in order for Manager to fulfill its obligations hereunder, an initial Operating Plan and Operating Budget must be approved by Manager and Westgate.  Accordingly, it is an express condition precedent to Manager’s obligations hereunder that the initial Operating Plan and Operating Budget be approved by Manager and Westgate, both parties acting reasonably and in good faith.  Thereafter, the proposed Operating Plan and Operating Budget prepared by the Manager as aforesaid, and approved by Westgate, will become the Operating Plan and Operating Budget for the ensuing Operating Year.  If Westgate and Manager do not mutually approve an Operating Plan and Operating Budget prior to the commencement of an Operating Year, then the Operating Plan and Operating Budget for the Operating Year in question shall be the Operating Plan and Operating Budget for the prior Operating Year, with such adjustments, not exceeding ten percent (10%), as Manager in its commercially reasonable discretion deems appropriate (“Interim Operating Plan and Budget”).  Such Interim Operating Plan and Budget shall remain in effect until the new Operating Plan and Operating Budget have been agreed to by the parties and adopted.

4.6.          During each Operating Year during the Operating Term, and subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, Manager will cause the Timeshare Property to be operated in general accordance with the approved Operating Plan and Operating Budget for such Operating Year, as the same may be modified from time to time in accordance with this Agreement.

4.7.          Subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement,  if in Manager’s reasonable judgment any expenditures are required on an emergency basis to avoid imminent physical damage to the Timeshare Property or injury to Persons or property, Manager may, subject to the last sentence of this Section 4.5, make such expenditures, whether or not provided for or within the amounts provided for in the approved Operating Plan and Operating Budget for the Operating Year in question, as may reasonably be required to avoid or mitigate such damage or injury. Such expenditures shall be treated as Operating Costs or Capital Expenses and Repair and Maintenance Expenses as determined by Manager. Manager will notify Westgate as promptly as reasonably possible of the making of any such expenditures.  Westgate will promptly reimburse Manager therefor, to the extent not provided for in the approved Operating Plan and Operating Budget for the Operating Year in question, and Manager may condition its making of any such expenditure upon actual receipt by Manager of sufficient funds to pay or reimburse Manager for all costs and expenses thereof, or upon receipt from Westgate of confirmation in writing of its reimbursement obligations hereunder, all in accordance with Section 3.4.

4.8.          If any expenditures are required to comply with any applicable legal requirements or to cure or prevent any violation thereof the existence of which does not create an imminent threat of physical damage to the Timeshare Property or injury to persons or property, Manager may elect in its sole discretion, either to: (i) subject to the last sentence of this Section 4.6, make such expenditures, whether or not provided for or within the amounts provided for in the approved Operating Plan and Operating Budget for the Operating Year in question, as may be necessary to comply with such legal requirements or to remove or prevent the violation thereof; or (ii) diligently contest in good faith the alleged violation.  Westgate will promptly reimburse Manager therefor, to the extent not provided for in the approved Operating Plan and Operating Budget for the Operating Year in question, and Manager may condition its making of any such expenditure upon actual receipt by Manager of sufficient funds to pay or reimburse Manager for all costs and expenses thereof, or upon receipt from Westgate of confirmation in writing of its reimbursement obligations hereunder, all in accordance with Section 3.4.

5.              BOOKS AND RECORDS: FINANCIAL STATEMENTS

5.1.          During the Operating Term, Manager will cause books of account and other records relating to or reflecting the results of the operation of the Timeshare Property under the control of Manager to be kept in accordance with GAAP.  Information provided by Timeshare Property guests at check-in for Timeshare Property marketing purposes in accordance with the Marketing and Leasing Agreement, and information pertinent to Timeshare Interval Owners and their “exchangees” staying at the Timeshare Property and checking in with Westgate and not with Manager (collectively, the “Timeshare Property Guest Information”) shall be Westgate’s sole and exclusive property and shall be treated as confidential by Manager as more particularly set forth in the Transaction Documents.  Except as stated in the immediately preceding sentence, all of Manager’s books of account and other financial records – including but not limited to information relating to occupancy of Westgate Inventory (other than occupancy by Timeshare Interval Owners and their “exchangees” as aforesaid) or occupancy of the Hotel and Casino, such as, but not limited to, guest profiles, contract information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and other information obtained in the ordinary course of business from the rental of Westgate Inventory or from the rental of a room at the Hotel and Casino – are Manager’s sole and exclusive property, but, to the extent related directly to Manager’s management and operation of the Timeshare Property, will be available to Westgate at reasonable times for examination, audit, inspection and copying, all at Westgate’s expense, for the sole purpose of verifying Manager’s management and operation as provided herein.  Notwithstanding the foregoing, Westgate is entitled to receive, and Manager shall provide in the ordinary course, all pertinent information concerning Operating Costs, Capital Expenses, Repair and Maintenance Expenses, and related financial information, to the extent pertinent to management and operation of the Timeshare Property.

5.2.          Manager must cause its personnel to prepare and deliver reasonably detailed monthly operating reports to Westgate that reflect operational results of the Timeshare Property for each month of the Operating Year on or before the twentieth (20th) day of the month following the month (or partial month) to which such operating report relates. The reports will be in a format (which may be amended from time to time) mutually agreed upon by Westgate and Manager.  At a minimum, monthly operating reports must include: (i) a balance sheet including current month and prior year-end comparisons and differences in reasonable detail; (ii) an income and expense statement for the month in question and for the elapsed portion of the current Operating Year through the end of such month; (iii) a statement of net cash flow from operations in reasonable detail for such month and such elapsed portion of the current Operating Year; (iv) a statement of the amount of the Management Fee and any other amounts payable or expenses reimbursable to Manager; and (v) a schedule of Capital Expenses and Repair and Maintenance Expenses showing, in reasonable detail, items budgeted, actual expenditures to date and the amount of expenditures projected for completion. Such reports will also set forth variances that have occurred and that are anticipated between the applicable Operating Plan and actual results in a monthly variance report (along with the statements mentioned above). Westgate will cooperate with Manager in effecting the Timeshare Property Personnel’s preparation of such reports (including allocating a sufficient number of Westgate’s personnel to work in such regard). Manager will make available to Westgate members of the Manager Executive Team as reasonably requested by Westgate to respond to questions Westgate may have regarding such monthly reports.

5.3.          Within forty-five (45) days after the end of each of Westgate’s fiscal quarters during the Operating Term, Manager must deliver to Westgate unaudited balance sheets, income statements and cash-flow statements prepared in accordance with GAAP consistently applied, and certified by the Manager as presenting fairly in all respects the financial condition and results of operations of the Timeshare Property as of the end of such fiscal quarter. Such reports will also set forth in comparative form the corresponding figures for the current Operating Year to date, and the corresponding figures for the entire corresponding period of the preceding Operating Year, in each case subject to footnotes and normal year-end adjustments (the “Quarterly Financial Statements”). Concurrently with the delivery of the Quarterly Financial Statements, Manager will deliver to Westgate a management discussion and analysis describing any differences between the reported financial results under the Quarterly Financial Statements and the Operating Plan for the corresponding year-to-date, and including any other information reasonably requested by Westgate. Westgate will cooperate with Manager in effecting the Timeshare Property Personnel’s preparation of such reports (including allocating a sufficient number of Westgate’s personnel to work in such regard). Manager will make available to Westgate members of the Manager Executive Team as reasonably requested by Westgate to respond to questions Westgate may have regarding such Quarterly Financial Statements.

5.4.          Within sixty (60) days after the end of each Operating Year during the Operating Term, Manager will deliver to Westgate unaudited balance sheets, income statements and cash-flow statements prepared in accordance with GAAP consistently applied (the “Operating Year Financial Statements”), presenting fairly in all material respects the financial condition of the Timeshare Property as of the end of the applicable Operating Year and the results of operations of the Timeshare Property during that Operating Year. The Operating Year Financial Statements will be in form and substance reasonably acceptable to Westgate. Concurrently with the delivery of the Operating Year Financial Statements, Manager will deliver to Westgate a management discussion and analysis describing any differences between the reported financial results under the Operating Year Financial Statements and the Operating Plan for the corresponding Operating Year, and including any other information reasonably requested by Westgate or any Mortgagee. Westgate will cooperate with Manager in effecting the Timeshare Property Personnel’s preparation of such reports (including allocating a sufficient number of Westgate’s personnel to work in such regard). Manager will make available to Westgate members of the Manager Executive Team as reasonably requested by Westgate to respond to questions Westgate may have regarding such Operating Year Financial Statements.

5.5.          By April 30 of each Operating Year (beginning with April 30 following the first Operating Year ending after the Effective Date), Westgate will cause to be prepared and delivered, as an Operating Cost, certified Financial Statements for the preceding Operating Year. The Certified Financial Statement will consist of a balance sheet, a statement of earnings and retained earnings and a statement of cash flows. The Certified Financial Statements will contain a certificate of the Designated Accountant to the effect that subject to any qualifications contained therein, the financial statements fairly present in conformity with GAAP, the financial position, and results of operations and cash flows of the Timeshare Property for the Operating Year then ended. The Certified Financial Statements delivered pursuant to this Section 5.5, and all information contained therein, are binding and conclusive on the Parties unless, within sixty (60) days following the delivery thereof, either Party delivers to the other Party written notice of its objection thereto setting forth in reasonable detail the nature of such objection. If the Parties are unable thereafter to resolve any disputes between them with respect to the matters set forth in the Certified Financial Statements within sixty (60) days after delivery by either Party of the aforesaid written notice, either Party has the right to cause such dispute to be resolved by arbitration conducted in accordance with the provisions of Section 12 below.

5.6.          Westgate is responsible for preparing all of the financial statements and reports required to be prepared and delivered hereunder to any lender of the Timeshare Property.

5.7.          Notwithstanding anything contained herein to the contrary, Westgate reserves the right to require Manager to prepare separate financial statements for owner occupancy and for hotel occupancy of the Timeshare Property in such form as may be reasonably requested by Westgate.

6.              CAPITAL EXPENSES AND REPAIR AND MAINTENANCE EXPENSES

6.1.          Ordinary Repair and Maintenance Expenses.  Subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, Manager shall disburse or obligate Timeshare Property funds including, without limitation, Association Reserve Funds and RM Reserve Funds  for repair and maintenance items other than daily operations expense items, including but not limited to items such as repair and maintenance of furniture, fixtures and equipment and other components of the Timeshare Property (collectively, “Repair and Maintenance Expenses”)  in the ordinary course and as provided in the applicable Operating Budget and Operating Plan.

6.2.          Ordinary Capital Expenses.  Subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, Manager shall disburse or obligate Association Reserve Funds for the addition and replacement of capital expense and improvement items and other components of the Timeshare Property (collectively, “Capital Expenses”) in the ordinary course and as provided in the applicable Operating Budget and Operating Plan.  In the event of insufficient funds in the Association Reserve Funds, Westgate shall pay any deficit into the Association Reserve Fund.

6.3.          Extraordinary or Emergency Capital Expenses and Repair and Maintenance Expenses.  Subject to the limits on Manager’s obligations as set forth in Section 3.4 and other applicable provisions of this Agreement, Manager shall disburse or obligate Timeshare Property funds for Capital Expenses and Repair and Maintenance Expenses not provided for in the applicable Operating Budget or Operating Plan to the extent Manager determines necessary, including but not limited to emergency or extraordinary Capital Expenses and Repair and Maintenance Expenses to address threats to the life, safety, or welfare of guests of the Timeshare Property or the Hotel and Casino, and Capital Expenses and Repair and Maintenance Expenses which, if not made, are reasonably likely to result in physical damage to or loss to the Timeshare Property, and/or Capital Expenses and Repair and Maintenance Expenses to prevent the reasonable likelihood of immediate material impairment to the operations of the Timeshare Property.  Determination of the necessity for and the means of executing such extraordinary or emergency Capital Expenses and Repair and Maintenance Expenses shall be in Manager’s sole but reasonable discretion.  Manager shall endeavor to provide prior or contemporaneous or prompt subsequent notice to Westgate of emergency and extraordinary Capital Expenses and Repair and Maintenance Expenses  not included within the Operating Budget and planned for in advance as aforesaid.  In the event of insufficient funds in the applicable Operating Budget and available reserves (including the Association Reserve Funds Account and the RM Reserve Funds Account) and available insurance proceeds for any such extraordinary or emergency Repair and Maintenance Expenses contemplated in this Section 6.3, Westgate and Manager shall each pay half of any deficit for Repair and Maintenance Expenses (defined in Section 4.4).  In the event of insufficient funds in the applicable Association Reserve Funds and available insurance proceeds for any such extraordinary or emergency Capital Expenses contemplated in this Section 6.3, Westgate shall pay any deficit.  In the event Westgate provides bridge funding in advance of receipt of insurance proceeds or a special assessment for that item, Westgate shall be entitled to reimbursement thereof from the receipt of any insurance proceeds or special assessment as aforesaid.

6.4.          The Timeshare Property (including the Timeshare Property building, adjacent grounds, FF&E and Timeshare Property equipment and operating supplies) shall, subject to the reasonable advice and input of Westgate, be maintained and repaired by Manager in a manner sufficient to permit the maintenance and operation of the Timeshare Property in accordance with the Operating Standard and as contemplated in the Operating Plan in effect from time to time and as required by the Association Governing Documents.

6.5.          As part of its duties, Manager will perform physical inspections of the Timeshare Property from time to time, using Timeshare Property Personnel or third-party consultants as Manager reasonably determines as contemplated is the Operating Plan (the cost of which is an Operating Cost), consider the useful life of the Timeshare Property’s physical plant, evaluate the Timeshare Property’s need for capital replacements and upgrades.  Manager, subject to the reasonable advice and input from Westgate, shall incorporate any such proposed capital replacements or upgrades into the proposed Operating Budget.  Subject to the timely actual receipt by Manager of sufficient funds to pay or reimburse Manager for all costs and expenses thereof, to the extent any such capital replacements or upgrades are emergencies or legal requirements and are not included in the then-applicable approved Operating Plan, Manager shall proceed in accordance with Sections 3.3.9, 4.5 and 4.6 or other applicable provision hereof to ensure the Timeshare Property remains or is brought into conformance with the Operating Standard.

6.6.          If the design or construction of the Timeshare Property (including, without limitation, any work included in the Initial Capital Program) is defective, and the defective condition causes physical damage to the Timeshare Property, poses a risk of injury to people or property, or is not in compliance with one or more Operating Standards, upon notice from Manager, Westgate shall as expeditiously as possible remedy such defect, Westgate’s obligation to proceed expeditiously shall apply regardless of whether or when insurance proceeds may be available to cover the necessary expenditures.

7.              PERSONNEL

7.1.          During the Operating Term, Manager will manage all aspects of the Timeshare Property’s human resources functions and will implement at the Timeshare Property the Manager’s personnel policies and procedures applicable to the Timeshare Property Personnel.  Westgate may in its reasonable discretion adopt separate personnel policies and practices relating to its personnel engaged in activities contemplated by Section 1.3 and Section 2.2 provided that any such separate policies and practices shall conform in all respects to the Operating Standard.  In addition, such personnel policies and practices shall reflect the Timeshare Property’s location in Las Vegas.

7.2.          In connection with the management of the Timeshare Property’s human resources functions, Manager and Westgate have the responsibilities and exercise the rights set forth below:

7.3.          Westgate and Manager will each appoint individuals to act as liaison with the other in connection with the operational aspects of this Agreement.  The Manager and Westgate will fully cooperate in causing Westgate and Manager to comply with their respective obligations under this Agreement. The liaisons appointed by Manager will be employees of Manager or an Affiliate of Manager.  The liaisons appointed by Westgate will be employees of Westgate or an Affiliate of Westgate.

7.4.          The terms of employment, including hiring, training, supervision, compensation, bonuses, employee benefits, discharge, transfer and replacement of all Timeshare Property Personnel will be established and administered by Manager.

7.5.          All Timeshare Property personnel will be employees of Manager or an Affiliate of Manager, or of a contractor providing labor to the Timeshare Property. All Timeshare Property personnel costs (including all employment costs relating to the Manager’s Executive Team) are deemed Operating Cost.

8.              CENTRALIZED SERVICES; MARKETING OF HOTEL OCCUPANCY OF TIMESHARE PROPERTY

8.1.          Centralized Services.   During the Operating Term, Manager will furnish or cause its affiliates to furnish to the Timeshare Property the benefits of certain services (the “Centralized Services”), and Westgate will cause the Timeshare Property to participate in any or all such Centralized Services as reasonably required by Manager. Except as otherwise indicated from time to time by Manager and identified in the Operating Plan, participation by the Timeshare Property in all Centralized Services is mandatory. Without limiting the generality of the foregoing, Manager will provide, and Westgate will cause the Timeshare Property to participate in, centralized marketing, sales and reservation services consistent with this Agreement.  With respect to the Westgate Inventory Manager agrees to include the Timeshare Property in the brand identity and national advertising programs conducted as part of any marketing programs for the Hotel and Casino Property.

8.2.          Centralized Services Charges.  Manager and its Affiliates are entitled to be paid for any Centralized Services based on the reasonable estimate made by Manager and its Affiliates of the costs and expenses incurred in providing such services, which estimate of costs may include (i) equitably allocated salaries (including payroll taxes and employee benefits) of Manager’s and/or its Affiliates’ personnel involved in the provision of the Centralized Services and of Manager’s and/or its Affiliates’ personnel who may perform duties for the Timeshare Property and the Hotel and Casino and other properties designated by Manager and/or an Affiliate, (ii) overhead costs allocable to the provision of the Centralized Services, (iii) recovery of development costs, promotion costs, costs of operating, upgrading and maintaining such services and costs of all equipment employed in the rendition of such services. The costs for participating in the Centralized Services (collectively, the “Centralized Services Charges”) will be determined between the Hotel and Casino Property and the Timeshare Property as part of the Operating Plan in an equitable manner using sound accounting methodology and any practices used to determine such allocations to the Timeshare Property (including internal audits, if any) will be disclosed to Westgate upon written request.  Any such Centralized Services Charges shall be included as part of the Operating Plan and the Operating Budget for the Timeshare Property.  Any Centralized Service Charges shall be limited to the actual cost of provision thereof and shall not include any additional administrative fees and/or costs.  In addition, if equipment and/or software is installed and maintained at the Timeshare Property in connection with the provision of any Centralized Services, all costs thereof will be charged to the operation of the Timeshare Property either as an Operating Cost or as a Capital Expense and/or Repair and Maintenance Expense, as determined by the terms herein.

8.3.          New and Substitute Centralized Services.  If in the future a third party delegee of Manager adopts for the Timeshare Property Centralized Services which are substitutions for one or more of the Centralized Services (“Substitute Centralized Services”), then Westgate is required to accept such Substitute Centralized Services.  If in the future a Substitute Centralized Service is adopted by Manager or an Affiliate, then Westgate must accept such Substitute Centralized Service unless Westgate in its reasonable discretion determines that to do so would be materially adverse to the management and rental operation of the Timeshare Property.  If in the future Manager or its delegee adopts Centralized Services in the future for which then exists no analogous Centralized Service (“New Centralized Services”), such New Centralized Services shall apply to the Timeshare Property and shall be paid for in accordance with this Agreement, subject to consent of Manager and Westgate in their reasonable discretion.

8.4.          Hotel Occupancy Marketing and Sales.  Manager will maintain a marketing and sales program that promotes the brand identity of Manager and its Affiliates, advertises to Manager’s and its Affiliates’ markets and secures bookings for any affiliated hotels and resorts, including hotel bookings for Westgate Inventory in the Timeshare Property (the “Centralized Marketing Program”). In addition, Manager will, as appropriate, include the Timeshare Property in any brand identity and national advertising programs conducted as part of the Centralized Marketing Program.

8.4.1.                    In addition to affiliating the Timeshare Property with the Centralized Marketing Program, Manager may develop and implement in consultation with Westgate a specific marketing program for Westgate Inventory at the Timeshare Property consistent with all marketing of the Hotel and Casino and following Manager’s policies and guidelines taking into account the characteristics of the Hotel and Casino and Manager’s and Westgate’s desire to market the Timeshare Property along with the Hotel and Casino in a fully coordinated and seamless manner, which will provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken, and which may include the following in Manager’s discretion:

8.4.1.1.                       production, distribution and placement of promotional materials relating to the Timeshare Property, including materials for the promotion of employee relations;

8.4.1.2.                       development and implementation of promotional offers or programs that benefit the Timeshare Property and are undertaken by Manager in connection with the Hotel and Casino and potentially other properties;

8.4.1.3.                       attendance of Timeshare Property Personnel at conventions, meetings, seminars, conferences and travel congresses;

8.4.1.4.                       selection of and guidance to, as required, advertising agency and public relations personnel; and

8.4.1.5.                       preparation and dissemination of news releases for national and international trade and consumer publications.

8.4.2.                    Development and implementation of the Timeshare Property’s individual marketing program for Westgate Inventory will be accomplished substantially by Timeshare Property Personnel and/or personnel from Westgate’s Affiliates, supervised and directed by the Manager, with periodic assistance from Corporate Personnel with marketing and sales expertise.  The program must comply with Manager’s sales, advertising and public relations policies and corporate identity requirements, as they may be modified from time to time; provided however, Westgate may publish advertising materials or implement advertising programs of its own or maintain any website of its own regarding the sale and marketing of Timeshare Interests subject to compliance with the Licensing Agreement (as defined in Section 10 below).  The cost of the development and implementation of the Timeshare Property’s marketing program for the Westgate Inventory is an Operating Cost and the estimated costs therefor for each Operating Year will be included in the Operating Plan for such Operating Year.

During the term of this Agreement, Westgate has the right to use the Timeshare Property Guest Information, subject to the Transaction Documents, for the purpose of the development and implementation of the Timeshare Property’s marketing program for interval sales.

8.4.3.                    Manager has the right to obtain, and at the request of Manager, Westgate has the right but not the obligation to provide, updated photographs of the Timeshare Property or the Hotel and Casino (the expense of which will be an Operating Cost of the Timeshare Property) from time to time, in accordance with Manager’s specifications for property photography, as such specifications may exist from time to time. In the event Westgate provides the property photography, Westgate will ensure that the property photography includes unlimited usage rights granted for the benefit of Manager with respect to its marketing and promotion of the Timeshare Property.

Notwithstanding anything contained in this Section 8 to the contrary, both Parties agree to comply with the terms and conditions of the Marketing and Leasing Agreement with respect to the implementation of any of the programs set forth in this Section 8.

8.5.           Reservations:

8.5.1.                    Manager will secure hotel bookings for the Westgate Inventory through Manager’s reservations offices and other distribution systems (which may, but need not, be the same as used by Manager with respect to the Hotel and Casino), and will encourage the use of the Timeshare Property by tourists, special groups, travel congresses, travel agencies, airlines and other recognized sources of hotel business for the Timeshare Property.  Manager may develop a sales program, represent the Timeshare Property at appropriate conventions and travel congresses, and list the Timeshare Property printing of general tariff bulletins.

8.5.2.                    Except as otherwise provided herein, Westgate may not maintain, hyperlink to or otherwise use in connection with the Westgate Inventory toll-free or similar telephone line or communications device (including, without limitation, any website or internet booking service) for making hotel reservations that is independent of the reservations telephone line and communications device(s) maintained by Manager or its Affiliates for the Westgate Inventory at the Timeshare Project. The toll-free reservations telephone line or similar telephone number and other communications devices of Manager and its Affiliates (and those Services to which Manager and/or its Affiliates subscribe or in which they otherwise participate) for making Timeshare Property reservations is the only telephone reservations line and communications device for the Westgate Inventory  (but not the Timeshare Units that have been sold to Timeshare Interval Owners); provided however, subject to the foregoing, Manager will permit Westgate to maintain: (i) a hyperlink from its own website to Manager’s reservations website for the Timeshare Property; (ii) toll-free telephone reservations system that automatically feed to Manager’s toll-free reservations service for the Timeshare Property; and (iii) subject to Manager’s approval, any similar links using such technology as is available during the Operating Term. Notwithstanding the foregoing, nothing contained herein is intended to prevent or prohibit Westgate from utilizing any of the foregoing methods to establish reservations with respect to Timeshare Interval Owners or timeshare exchanges at the Timeshare Property.

8.5.3.                    Westgate permits Manager to, and Manager will, load into the reservations system maintained by Manager and its Affiliates for the Westgate Inventory at Timeshare Property, and maintain on a current basis, the total available Westgate Inventory and all associated room rates.  Manager and its affiliates are entitled to be paid for the Centralized Services based on the charges set forth in the Operating Plan as affected by Section 8.3.

9.              FEES AND EXPENSES

9.1.          Management Fee  For the services Manager provides in accordance with this Agreement, Westgate must pay Manager a Management Fee in accordance with the following:

9.1.1.                    For each year of the Operating Term, Manager will be paid a Management Fee equal to the sum of the following: (i) four percent (4%) of the Gross Rent and Maintenance Fee Income from the Timeshare Property for a given Operating Year and (ii) two percent (2%) of all rental revenue derived from non-residential leasing and licensing activity at the Timeshare Property, if any, during a given Operating Year, except rent from the Restaurant (defined in the TPA as modified by the Modification Agreement).

9.1.2.                    The Management Fee for each year of the Operating Term will be paid monthly in arrears based on the Operating Budget approved by the parties as provided herein. Each monthly installment of the Management Fee is due and payable on the date Manager furnishes to Westgate the monthly operating report as required by Section 5.2.  For the purpose of calculating and disbursing monthly installments of the Management Fee, Maintenance Fees collected in advance from Timeshare Interval Owners shall be allocated ratably over the period for which said Maintenance Fees were prepaid.  The Management Fee shall be subject to annual “true-up” following the end of each year based upon the actual receipts under clauses (i) and (ii) of Section 9.1.1 above.

9.1.3.                    Within thirty (30) days after Manager generates the Operating Year Financial Statements for any applicable Operating Year, Manager will cause to be prepared and delivered to Westgate a statement showing the calculation and payment of the Management Fee for that Operating Year, and appropriate adjustments will be made for any overpayment or underpayment of the Management Fee during such Operating Year. The Party owing money as a result of the overpayment or underpayment during such Operating Year will pay such amount to the other Party within thirty (30) days after such statement has been delivered by Manager to Westgate.

9.2.          Place and Means of payment.   All amounts payable to Manager or its Affiliates under this Agreement (a) must be paid to Manager in United States Dollars, in immediately available funds, but subject to any withholding tax, value added tax and any other assessment, tax, duty, levy or charge required under the applicable laws of any applicable jurisdiction; and (b) must be made to Manager electronically by wire transfer out of the Operating Account on the date specified for payment in Section 8.2, 8.3, or 9.l, as applicable.

9.2.1.                    Any and all amounts that may become due to Manager from Westgate under this Agreement and which are not timely paid will bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by Manager, at an annual rate of interest equal to the lesser of (a) the prevailing lending rate of Manager’s principal bank for working capital loans to Manager plus three percent (3%), or (b) the highest rate permitted by applicable law.

9.2.2.                    Any and all amounts that may become due to Westgate from Manager under this Agreement and which are not timely paid will bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by Westgate, at an annual rate of interest equal to the lesser of (a) the prevailing lending rate of Westgate’s principal bank for working capital loans to Westgate plus three percent (3%), or (b) the highest rate permitted by applicable law.

9.3.          Bank Accounts

9.3.1.                    Westgate and Manager shall establish the following bank accounts (the “Bank Accounts”):

9.3.1.1.                       Westgate shall establish an operating account or accounts, in the name of the Association, into which all funds received from maintenance fees, tax payments and other amounts due to the Association from or with respect to all Timeshare Units (“Association Operating Funds”) will be deposited and utilized to pay Operating Costs in accordance with the Operating Budget (the “Association Account”).  The Association Account, and all deposits therein and withdrawals therefrom, shall comply in all respects with the Association Governing Documents and applicable law.

Neither the Association Account, nor any funds therein, nor any rights to any maintenance fees or other amounts payable by Timeshare Interval Owners to the Association, shall be pledged or hypothecated or in any way encumbered.  Westgate shall ensure that all maintenance fees and other amounts payable by Timeshare Interval Owners to the Association shall be paid by Timeshare Interval Owners directly to the Association Account or, in the alternative, to RMI which hereby agrees to immediately deliver same, as a fiduciary, to the Association Account.

Westgate agrees to establish a monthly automatic withdrawal from the Association Account which will be automatically deposited into the Operating Account, defined below, in an amount equal to one-twelfth (1/12) of the annual Maintenance Fee income provided for in the Operating Budget, less the portion thereof allocated to Association Reserve Funds and the Association Reserve Funds Account in accordance with Section 4.4.  Any withdrawals from the Association Account other than as described in the preceding sentence must be approved by both Parties.  Westgate shall cause the Association Account depository to agree, in writing, to the foregoing automatic withdrawals and to the foregoing limitation on other withdrawals.

The Association Governing Documents and applicable law require Westgate and RMI to maintain the Association Reserve Funds and Association Reserve Funds Account separate from the Operating Account described below.

9.3.1.2.                       Manager shall establish an operating account or accounts, bearing the name of the Timeshare Property, on which Manager is the sole signatory, into which Westgate or the Association shall deposit such funds as are required to be deposited therein as provided for in Section 9.3.1.1, and such other funds as may be credited by Manager to the account of the Timeshare Property, including applicable rental revenue from Manager’s rental of Westgate Inventory, and from which will be paid all Operating Costs and all other charges and amounts due to Manager under this Agreement (the “Operating Account”).  Neither the Operating Account, nor any funds therein, shall be pledged or hypothecated or in any way encumbered by Manager or Westgate.

9.3.1.3.                       Manager shall establish the RM Reserve Funds Account (see Section 4.4) either as a separate account or as a sub-account of the Operating Account, in Manager’s discretion.  In either event, neither the RM Reserve Funds Account, nor any funds therein, shall be pledged or hypothecated or in any way encumbered by Manager or Westgate.

9.3.1.4.                       Manager and/or Westgate shall establish such other accounts as Westgate and Manager mutually determine to be necessary or desirable.

9.3.2.                    Any withdrawal from the Operating Account shall be made in accordance with the terms of this Agreement and Manager’s standard accounting policies and practices. Westgate and Manager will establish mutually acceptable controls to ensure accurate reporting of all transactions involving such accounts. As determined appropriate by Manager, accounts must require positive pay and electronic reconciliation features to reduce possibilities of fraud. Programming costs related thereto is an Operating Cost payable under the applicable Operating Budget.

9.3.3.                    Manager will have no liability or responsibility for any loss suffered in any of the Bank Accounts unless resulting from the intentional misconduct, fraud or misappropriation of or by Manager.

9.4.          Disbursement of Funds; Westgate’s Provision of Funds

9.4.1.                    From time to time, Manager will draw, from the Operating Account, funds with which to pay all Operating Costs pursuant to the applicable Operating Budget.

9.4.2.                    If there are insufficient funds in the Operating Account to pay when due the Operating Costs, Management Fee or any Centralized Services Fees, Manager may, but has no obligation to, elect by written notice to Westgate to defer a portion of the Management Fees and other payments to Manager then due to Manager in the amount of the shortfall, in which event such defined amount will bear interest at the rate specified in Section 9.3.2 and shall be payable out of next available funds in the Operating Account in first priority. The election by Manager to defer any portion of the Management Fees and other payments to Manager may be reversed at any time by Manager by written notice to Westgate in which case any deferred amounts become immediately due and payable.

10.       TRADEMARKS  AND OTHER PROPRIETARY MATERIALS

10.1.           Ownership of Trademarks.  Manager represents that it has the right to use the Trademarks in connection with the operation of the Timeshare Property. Moreover, Manager acknowledges that Westgate has a license to use the Trademarks pursuant to that certain Planet Hollywood Licensing Agreement dated December 30, 2004 by and between

Westgate and Planet Hollywood International, Inc., Planet Hollywood (Region IV), Inc., and Planet Hollywood Memorabilia, Inc. (the “Licensing Agreement”).  Westgate acknowledges that it will not contest the rights of Manager or its Affiliates in respect of the Trademarks, including any additions or improvements to the Trademarks by whomever developed.

10.2.           Use of Trademarks.   Subject to the terms of the License Agreement, as part of the management services to be provided under the terms of this Agreement, Manager may use the Trademarks in performing its obligations under this Agreement for the Timeshare Property in a manner consistent with the Operating Standard and has the right to determine the form of presentation of the Trademarks in conjunction with performance of its obligations under this Agreement.  Westgate acknowledges that all use of any Planet Hollywood Trademarks must be in accordance with and subject to the limitations of the Licensing Agreement.  Notwithstanding the foregoing, Westgate shall have the right to utilize the Trademarks in connection with the marketing and sale of the Timeshare Project, including without limitation any and all collateral materials and campaigns in furtherance of the foregoing, subject to Westgate’s compliance with the applicable requirements of the TPA, including but not limited to the requirements of the Modification Agreement pertaining to the Approved Logo as defined therein..

11.       NOTICE

11.1.           All notices hereunder must be in writing and sent to the recipients thereof through the use of any one of (a) a recognized national commercial delivery service providing regular overnight delivery service, in which event such notice will be deemed delivered on the business day following deposit with such service; (b) hand delivery, in which event such notice will be deemed delivered upon receipt or refusal; (c) certified mail, return receipt requested, in which event such notice will be deemed delivered two (2) business days after deposit in the United States Mail; or (d) email or telefax, provided same is confirmed by transmission of one of the foregoing, in which event (subject to said confirmation) such notice will be deemed delivered upon transmission – such notices to be delivered to the parties at the addresses set forth below:

Westgate’s Notice Address:

5601 Windhover Drive
Orlando, Florida 32819
Attn:	David A. Siegel
Attn:	David Crabtree
Fax:	(407) 352-8935
Email:	David_Siegel@wgresorts.com; Dave_Crabtree@wgresorts.com

with copy to:	Greenspoon Marder, P.A.
201 East Pine Street, Suite 500
Orlando, Florida 32801
	Attn:	Michael E. Marder, Esq.
	Attn:	Robert B. Jackson, Esq.
	Fax:	(407) 422-6583
	Email:	Michael.Marder@gmlaw.com; Robert.Jackson@gmlaw.com

Manager’s Notice Address:

3667 Las Vegas Blvd. South
Las Vegas, Nevada 89109
Attn:	Mark S. Helm, Esq.
Fax:	702.785.5080
Email:	MHelm@planethollywood.com

with copy to:	Holland & Knight LLP
2099 Pennsylvania Ave., N.W.
Washington, D.C. 20006
	Attn:	Henry J. Brothers II, Esq.
	Fax:	202-955-5564
	Email:	hank.brothers@hklaw.com

11.2.           Either Party may change the person and/or address required for proper notice by giving the other Party written notice of such modification in the manner described in this Section.

12.       DISPUTES

12.1.           Alternative Dispute Resolution.  In the event of a dispute between the parties, which cannot otherwise be resolved between them, either party may give a notice (a “Dispute Notice”) to the other party in accordance with the notice provisions of this Agreement.  Upon delivery and receipt of a Dispute Notice, the parties must meet within a commercially reasonable amount of time, not to exceed five (5) business days, to discuss a reasonable resolution of the matter. In the event the parties are unable to reach a resolution after utilizing commercially reasonable efforts to accomplish same, either party has the right to seek non-binding arbitration in Las Vegas, Nevada, with a three (3) member arbitration panel appointed to resolve the matter by providing written notice to the other party. Any such arbitration will be conducted on an expedited basis within thirty (30) days following written notice of such party to elect arbitration. Each party will be entitled to select an arbitrator to sit on the arbitration panel with the final panelist being selected jointly by the arbitrators selected by the parties. The decision of the arbitration panel is non-binding, and either party reserves the right to pursue any and all remedies through the judicial process available under this Agreement; however, the parties must arbitrate such matter as required hereunder prior to instituting any legal proceedings.  The rules of the American Arbitration Association shall govern any such arbitration proceedings. The parties hereby agree to equally share the costs of any and all attorneys fees and costs in connection with such arbitration.

12.2.           Notwithstanding the foregoing, the Parties agree to cooperate with each other and with third parties to harmonize dispute resolution provisions of this Agreement and any dispute resolution provisions of any contract or contracts whereby the Manager delegates obligations under this Agreement to one or more third-party delegees.

12.3.           Jury Waiver. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS, COUNTER-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR BETWEEN THE

PARTIES TO THIS AGREEMENT, THEIR AFFILIATES, SUBSIDIARIES, SUCCESSORS, OR ASSIGNS AND IRRESPECTIVE OF WHETHER SUCH LITIGATION ARISES OUT OF THIS AGREEMENT, BY STATUTE, OR AS A MATTER OF TORT LAW AND THE PARTIES HERETO EXPRESSLY CONSENT TO A NON-JURY TRIAL IN THE EVENT OF ANY OF THE FOREGOING.

12.4.           Expenses. The prevailing Party in any lawsuit or other action (other than an arbitration pursuant to Section 12.1 above) arising out of or related to this Agreement is entitled to recover from the other Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with the lawsuit or other action including reasonable attorney’s fees and costs (including any attorney’s fees incurred in any appellate proceedings). If any Party secures a judgment in any proceeding brought to enforce or interpret this Agreement, their any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment is payable by the Party against whom such judgment or determination on appeal has been rendered and may be recoverable separately from and in addition to any other amount included in such judgment.

12.5.           Waivers, Modifications, Remedies.  No failure or delay by a Party to insist on the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, constitutes a waiver of any breach or any subsequent breach of such term. Neither this Agreement nor any of its terms may be changed, waived, discharged, or terminated except by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge, or termination is sought. No waiver of any breach will affect or alter this Agreement, but each and every term of this Agreement will continue in full force and effect with respect to any other then existing or subsequent breach. The remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by law or in equity. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW, TO THE CONTRARY NOTWITHSTANDING, IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES (INCLUDING, WITHOUT LIMITATION, ANY ARBITRATION PROCEEDING) ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR IN ANY MANNER PERTAINING TO THE TIMESHARE PROPERTY OR TO THE RELATIONSHIP OF THE PARTIES HEREUNDER, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ALL RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY HERETO ANY PUNITIVE OR EXEMPLARY DAMAGES, EACH PARTY ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, AND OTHER REMEDIES AT LAW AND IN EQUITY, WILL IN ALL CIRCUMSTANCES BE ADEQUATE. THE FOREGOING WAIVER AND RELEASE WILL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES AND FOR ALL CAUSES OF ACTION OR THEORIES OF LIABILITY, WHETHER FOR BREACH OF THIS AGREEMENT OR FOR VIOLATION OF ANY OTHER DUTY OWING BY EITHER PARTY TO THE OTHER WHICH MAY IN ANY RELATE TO MANAGER’S MANAGEMENT OR OPERATION OF THE TIMESHARE PROPERTY. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY ARE EXPERIENCED IN NEGOTIATING AGREEMENTS OF THIS SORT, HAVE HAD THE ADVICE OF COUNSEL IN CONNECTION HEREWITH, AND HAVE BEEN ADVISED AS TO, AND FULLY UNDERSTAND, THE NATURE OF THE WAIVERS CONTAINED IN THIS SECTION 12.4 AND SECTION 14.9.2.

12.6.           Survival and Severance.

12.6.1.              The provisions of this Section 12 are severable from the other provisions of this Agreement, and must survive and not be merged into any termination or expiration of this Agreement or any judgment entered in connection with any dispute, regardless of whether such dispute arises before or after termination or expiration of this Agreement, and regardless of whether the related mediation, arbitrated or litigation proceedings occurring before or after termination or expiration of this Agreement. If any part of this Section 12 is held to be unenforceable, it will be severed and may not affect either the duties to mediate or arbitrate or any other part of this Section 12.

12.6.2.              The obligations set forth in Sections 2.9 and 3.7 (Indemnification) survive the expiration or any termination of this Agreement. Notwithstanding any contrary provision of Sections 2.9 and 3.7, Westgate and Manager mutually agree for the benefit of each other to look first to the appropriate insurance overages in effect pursuant to this Agreement in the event any claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such claim or liability, although nothing contained herein is intended to limit either party’s recovery to the limits of any applicable policies of insurance.

13.       TERM AND TERMINATION; EVENTS OF DEFAULT; REMEDIES

13.1.           Term of Agreement.   The operating term of this Agreement (“Operating Term”) commences on the Effective Date and, unless sooner terminated pursuant to the provisions of this Agreement, continues for an initial term of 25 years and thereafter automatically renew for five (5) successive five (5) year periods unless either Party terminates this Agreement in writing by delivering written notice to the other in the manner specified in Section 11 hereof at least one hundred eighty (180) days prior to the end of either the initial term or any option term.

13.2.           Reduced Availability.  Notwithstanding the foregoing or any contrary provision hereof, if, at any time, Westgate Inventory available for hotel use as provided herein are equal to or fewer than twenty percent (20%) of the aggregate number of keys in the Timeshare Property then completed to date, then Manager may terminate the Timeshare Property Management Agreement by giving ninety (90) days notice of such termination.

13.3.           Events of Default.  The following shall constitute Events of Default under this Agreement:

13.3.1.              A failure by either Party to pay any sum of money to the other Party when due and payable under this Agreement that is not cured within ten (10) days following written notice thereof to the defaulting Party;

13.3.2.              The uncured default by either Party under that certain Marketing and Leasing Agreement dated December 30, 2004, after the expiration of any applicable cure period set forth in said agreement;

13.3.3.              The uncured default by either Party pursuant to Section 18 of the TPA, after the expiration of any applicable cure period set forth in said agreement;

13.3.4.              A failure by either Party to perform, keep or observe any of the other material covenants, undertakings or obligations set forth in this Agreement to be performed, kept or observed by such party that is not cured within forty-five (45) days following written notice thereof to the defaulting party stating with reasonable detail the alleged default provided that, during such forty-five (45) days period, the defaulting party may not commit a monetary default as described in Section 13.3.1.1 that is not cured within the applicable cure period;

13.3.5.              Any Assignment by either Party not permitted by this Agreement or by the TPA;

13.3.6.              Any action by a Party or its assignees for dissolution of its operations; a general assignment by a Party for the benefit of its creditors; an arrangement or composition with its creditors by a Party; a judgment of insolvency against a Party; a voluntary petition filed by any Party for relief under applicable bankruptcy, insolvency, or similar debtor relief laws or regulations; the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of a Party’s assets or the conduct of its business; an order for relief against a Party under applicable bankruptcy, insolvency, or similar debtor relief laws or regulations; a Party’s failure generally to pay its debts as such debts become governmental body of insolvency or pending insolvency of or suspension of operation by similar or analogous proceedings in any relevant jurisdiction; or

13.3.7.              The issuance of a levy or an attachment against all or any portion of the Timeshare Property resulting from a final judgment against a Party for which all appeal periods have expired and which is not fully covered by insurance or bonded against within the lesser of any applicable period established by law or sixty (60)  days; provided, however, that during such sixty (60) day period, the defaulting party may not commit a monetary default as described in Section 13.3.1.1 that is not cured within the applicable period.

13.4.           Remedies.

13.4.1.              During the cure periods set forth above, Manager is not required to perform any obligations under this Agreement which would violate any law applicable to the Manager or the Timeshare Property.

13.4.2.              In the event of any Event of Default which is capable of being cured, the non-defaulting party must provide the defaulting party with written notice in the manner provided in Section 11 detailing the specific nature of the default and the commercially reasonable corrective action necessary to cure same, in which event the breaching party shall have thirty (30) days following the receipt of such notice to cure such breach.  If such breach is not cured within such period, the non-breaching party shall have the rights (i) to enforce the terms of this Agreement by seeking a judicial decree of specific performance or other equitable remedy and/or (ii) to pursue such other relief (including actual and compensatory damages but not including punitive or consequential or exemplary damages) as may be available at law or in equity and/or (iii) to terminate this Agreement.

13.5.           Termination.   The right to termination of this Agreement for default may only be exercised following the expiration of any applicable cure periods set forth above.  The right to termination of this Agreement shall be exercised by unconditional written notice to the defaulting party.  Following the receipt of such notice, this Agreement will terminate on the date set forth in such notice, which date may in no event be sooner than sixty (60) days nor later than one hundred twenty (120) days, after the delivery thereof.  The right of termination set forth in the preceding sentence is in addition to, and not in lieu of, any other rights or remedies provided hereunder or at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination does not constitute an election of remedies and will be without prejudice to any such other rights or remedies otherwise available to the Non-Defaulting Party, including, without limitation, injunctive relief and/or specific performance to cause compliance with the terms of this Agreement or to otherwise restrain or prevent the occurrence of any act prohibited hereunder.  During the applicable period, the Defaulting Party must use commercially reasonably efforts to cure such default as quickly as reasonably practicable. Notwithstanding the foregoing, if either party has submitted the subject of an alleged Event of Default to arbitration in accordance with Section 12 within the applicable cure or response period following receipt of written notice of such matter, then any other rights or remedies that the Non-Defaulting Party may have against the Defaulting Parry (including, without limitation, any right to terminate this Agreement pursuant to Section 13 or otherwise) will be tolled during the pendency of such mediation or arbitration.

13.6.           Coordination with Delegee.  The Parties agree cooperate with each other and with third parties to harmonize termination provisions of this Agreement and any termination provisions of any contract or contracts whereby the Manager delegates obligations under this Agreement to one or more third-party delegees.

13.7.           Upon Termination.

13.7.1.              In the event of a termination of this Agreement for any reason,

(a)                     all Management Fees, Centralized Services Charges, and other amounts due Manager under the terms of this Agreement through the termination date shall be paid to Manager; provided that said Management Fee shall not be paid if the termination is due to an uncured default by Manager hereunder and if Manager has not delegated to a third party delegee as described in Section 3.5 above; and

(b)                    Manager shall deliver to Westgate the RM Reserve Funds Account and all funds then therein; and

(c)                     Westgate will reimburse Manager immediately on receipt of any invoice or invoices from Manager for any expenses incurred by Manager in the course of effecting the termination of this Agreement or the cessation of Timeshare Property operations or services by Manager.

This obligation is unconditional and shall survive the termination of this Agreement (including all amounts owed to Manager that are not fully ascertainable as of the termination date), and Westgate will not have or exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Westgate by Manager under this Agreement, and except as stated in the proviso in clause (a) above.

13.7.2.              Notwithstanding anything contained in this Agreement to the contrary, the termination of this Agreement does not relieve either Party of any of its rights, duties, or obligations as set forth in the TPA or the Marketing and Leasing Agreement, including, without limitation, the provisions of Section 18 of said TPA as modified by the Modification Agreement.

13.7.3.              In the event of any termination of this Agreement, and subject to payment of Centralized Service Fees, Manager agrees to continue to provide the Centralized Services to Westgate for a period of up to ninety (90) days following the termination of the Operating Term in order to allow the parties sufficient time to make accommodations for operational requirements relative to the functioning of the Timeshare Property and the Hotel and Casino.

13.7.4.              Upon termination or expiration, and conditioned upon receipt by Manager of all amounts due to Manager through the termination or expiration date, Manager will peacefully vacate and surrender the Timeshare Property to Westgate on the effective date of such termination and (at no cost or expense to Manager) will reasonably cooperate with Westgate with respect to the transition of management functions to a successor manager; and thereupon neither Westgate nor Manager will have any further rights against the other under this Agreement except under those provisions of this Agreement that, by their terms, survive any terminates of this Agreement.  Notwithstanding the foregoing provisions of this Section 13.7.4, any unpaid Management Fee shall not be paid if the termination is due to an uncured default by Manager hereunder and if Manager has not delegated to a third party delegee as described in Section 3.5 above.

13.7.5.              Following any termination, Westgate must honor, and must cause any successor Manager to honor, all business confirmed for the Timeshare Property with reservations (including, without limitation, reservations made in good faith by Manager for discounted rooms pursuant to any frequent guest or loyalty program or other promotional program of Manager or its designee) dated after the effective date of the termination in accordance with the terms of such bookings as accepted by Manager including, without limitation, Manager’s obligations, if any, under this Agreement to compensate Westgate for the use of such rooms made pursuant to the preceding parenthetical in this sentence. Upon termination of this Agreement for any reason, Manager agrees to keep all Timeshare Property Guest Information belonging to Westgate confidential and Manager (nor its Affiliates) shall not disclose same to any third party.  This restriction shall survive any termination of this Agreement.  Westgate will assume and fully indemnify Manager with respect to any advance deposits received by Manager on behalf of the Timeshare Property and delivered to Westgate. In addition, upon the expiration or termination of this Agreement, all of the books of account and financial records which are the property of Westgate will be turned over forthwith to Westgate so as to ensure the orderly continuance of the operation of the Timeshare Property, but all of such information will be retained by Westgate and made available to Manager at the Timeshare Property (or, following a sale of the Timeshare Property by Westgate, at another location in a major metropolitan area of the United States reasonably designated by Manager), at all reasonable times, for inspection, audit, examination and copying (at Manager’s expense) for at least five (5) years subsequent to the date of such expiration or termination.

13.7.6.              Manager will to the extent permitted by law or the applicable agreement assign to Westgate or if directed by Westgate, a successor manager, Manager’s interest (if any) in, and Westgate or such successor manager will have the continuing responsibility for all obligations and liabilities relating to, any and all Approvals, contracts (including, without limitation, collective bargaining agreements and pension plans, leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to and to the extent pertaining to the Timeshare Property as of the date of termination of this Agreement, and Westgate must confirm its or the successor manager’s obligations in writing if requested by Manager.

13.7.7.              Except as may otherwise be expressly permitted, by any licensing agreements between Westgate, Manager and/or Planet Hollywood International, Inc., following termination thereof and hereof, neither Westgate, nor any person acting on behalf of Westgate, may directly or indirectly hold itself or the Timeshare Property out to the public as being or remaining (or otherwise associated with) any property affiliated with or managed by or for Manager or any Affiliate, and Westgate will immediately take all steps reasonably requested by Manager to disassociate the Timeshare Property and Westgate from the Trademarks (including immediately modifying or covering all Trademark-bearing signage until such signs can be removed), and will in any event delete all Trademarks from the Timeshare Property name and cease to use all FF&E and operating supplies bearing any of the Trademarks on the effective date of termination.  If Westgate fails to remove Trademark-bearing Timeshare Property signage not later than thirty (30) days following the effective date of the termination, Manager will have the right, at Westgate’s expense, to remove and retain all such interior and exterior signage without any liability for the cost to restore or repair the Timeshare Property premises or equipment for damage resulting therefrom. Westgate must cease using and Manager will have the right to remove from the Timeshare Property, on or before the effective date of the termination, all operations manuals, policy statements and the like, any other proprietary information of Manager and its Affiliates and all other written materials bearing the Trademarks. Under no circumstances may Westgate copy, reproduce, or retain any of these materials.

13.7.8.              Subject to Section 13.5.2, as of the effective date of the termination, Manager may disengage and disconnect the Timeshare Property from Manager’s reservations systems and related software applications. Manager will provide reasonable assistance to Westgate in facilitating the orderly transfer of Westgate’s records and data contained in Proprietary Software. To the extent Manager’s Corporate Personnel are needed to provide technical assistance to effectuate such transfer, Westgate must reimburse Manager for any reasonable costs and expenses associated therewith. To the extent Manager or its delegee has leased any computer equipment or telephone equipment for use at the Timeshare Property in accordance with the provisions of this Agreement pursuant to chain-wide programs for the acquisition or leasing thereof, Westgate will have the right, at its option, either to request that any such lease be transferred to Westgate (to the extent the same are transferable without the consent of third parties) or that Manager seek to buy out the equipment covered by any such lease, the cost of which will be borne solely by Westgate. Any such lease transfer or buy-out is subject to the consent or approval of the third party owners of such equipment. If not assignable or if the same cannot be bought out, Manager may remove all such equipment from the

Timeshare Property at any time on or after the effective date of termination of this Agreement.

13.8.           Other cases for termination.

13.8.1.              Damage or Destruction. If the Timeshare Property or any portion thereof is damaged or destroyed at any time or times during the Operating Term by fire, casualty or any other cause (“Event of Casualty”), Westgate agrees to comply with the following:

13.8.1.1.                 If the Timeshare Property is damaged or destroyed and proceeds from insurance (together with any applicable deductible) are sufficient to restore the Timeshare Property to substantially the condition it was in immediately prior to such damage or destruction, subject to the Association Governing Documents and any agreements with Westgate’s institutional lenders, Westgate agrees to cause the Timeshare Property to be restored to the condition with existed prior to such Event of Casualty (“Casualty Restoration”).

13.8.1.2.                 If Westgate determines that the insurance proceeds available to undertake a Casualty Restoration are not sufficient (when added to the amount of any applicable deductibles) to complete the Casualty Restoration, and if Westgate determines not to undertake a Casualty Restoration, then Westgate may terminate this Agreement by notice to Manager, in either case given within thirty (30) days after Westgate’s receipt from the insurance company of the insurance company’s determination as to the availability and sufficiency of insurance proceeds. Westgate must diligently pursue the determination and recovery of insurance proceeds with respect to such damage or destruction.

13.8.1.3.                 Notwithstanding anything contained herein to the contrary, in the event of the occurrence of an Event of Casualty, Westgate will promptly and diligently pursue the collection of proceeds from any applicable insurance and, subject to Section 13.8.1.2, will promptly and diligently pursue necessary permits to cause a Casualty Restoration.  Moreover, during the period of undertaking such permit process and/or Casualty Restoration, the Operating Term shall be tolled during such period and the Parties relieved of their obligations under this Agreement for such period of time.

13.8.2.              Notwithstanding the foregoing, if the Timeshare Property is damaged or destroyed to such an extent that the cost of the Casualty Restoration as reasonably estimated by Westgate exceeds thirty percent (30%) of the replacement cost or if Westgate’s primary financing for the Timeshare Property will adversely affect Westgate’s ability to accomplish said Casualty Restoration as aforesaid, Westgate must notify Manager of such fact within ninety (90) days after the occurrence of such damage or destruction, and Manager may terminate this Agreement by notice to Westgate.

13.8.3.              [omitted]

13.8.4.              If this Agreement is terminated by Westgate pursuant to this Section 13.8 and Westgate determines at any time within five (5) years after the date of such termination to either rebuild the Timeshare Property or recommence utilizing the building as a Timeshare Property, then Manager may reinstate this Agreement by notice to Westgate given within ninety (90) days after receipt by Manager of notice from Westgate that Westgate has elected to undertake a Casualty Restoration and has commenced the same; provided, however, that if Westgate fails to give such notice, then Manager may reinstate this Agreement by notice to Westgate given at any time prior to the later of (i) completion of the Casualty Restoration and the full reopening of the Timeshare Property, and (ii) ninety (90) days after Manager becomes aware of the Casualty Restoration. If Manager elects to reinstate this Agreement as above provided for, Westgate will thereupon become obligated to complete the Casualty Restoration with due diligence. If this Agreement is terminated and then reinstated pursuant to this Section 13.8, the remaining term of this Agreement upon the effective date of its reinstatement will be the term that was remaining under this Agreement as of the date of its earlier termination. If there is any dispute between Westgate and Manager as to whether Westgate’s estimate of the cost of restoration, the full replacement cost of the Timeshare Property, or the estimated time for repair or restoration is reasonable under the circumstances, the said dispute will be submitted to arbitration conducted in accordance with the provisions of Section 12.

13.8.5.              Taking. If a Taking occurs during the Operating Term, as to the whole of the Timeshare Property, or in Manager’s reasonable opinion a portion thereof that makes it imprudent or unsuitable to use and operate the remaining portion of the Timeshare Property in accordance with the Operating Standard, then either Westgate or Manager may terminate this Agreement upon ninety (90) days’ notice to the other Party. If the Taking affects only a part of the Timeshare Property or the real property on which it is erected and if the Taking of such part does not make it unsuitable or imprudent, in Manager’s reasonable opinion, to operate the remainder in accordance with the Operating Standard, this Agreement will not terminate, and Westgate must, subject to the applicable provisions of Westgate’s primary financing for the Timeshare Property, undertake such alterations or modifications to the Timeshare Property, or any part thereof as is reasonably necessary and practicable to make the Timeshare Property a satisfactory architectural unit as a Timeshare Property of the type and class immediately preceding such taking or condemnation.

13.8.6.              Manager will have the right in the case of a Taking either to institute or to intervene in any available administrative proceeding or judicial action intended to determine just compensation for such Taking, for the purpose of representing Manager’s compensable interest in any award therefor arising from this Agreement and more specifically from Manager’s right of quiet enjoyment. Any award made to Westgate that does not recognize the separate compensable interest of Manager will be apportioned between the Parties in consideration, without limitation, of such factors as: (i) recoupment by Westgate of its investment, (ii) return on Westgate’s investment to date, (iii) actual loss of income (including Manager’s fee income hereunder), (iv) loss of reasonably anticipated future income (including Manager’s fee income hereunder), (v) length of the unexpired term (including any renewals) of this Agreement, and/or (vi) the proportion that the Management Fee has historically borne to the return to Westgate after payment of such fee. If the Parties cannot agree upon such apportionment within ninety (90) days after the amount of the award payable to Westgate has been determined by settlement or a final judicial determination, either Party may submit the dispute for resolution pursuant to Section 12.

13.9.                     Force Majeure Events.  If a cause of delay is not due to the willful act or neglect of such party, then except where the provisions of this Agreement clearly provide to the contrary, neither Westgate nor Manager shall be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement if such failure shall be due to any strike, lockout, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any materials for reasons beyond such party’s control, Act of God or other casualty or cause beyond the control of such party. In any such event, except where expressly noted in this Agreement, the time for performance of such obligations shall be extended one day for each day such party is prevented from performing its obligations under this Agreement by such force majeure.

14.       MISCELLANEOUS

14.1.           Assignment

14.1.1.            Assignment in General.  Except with the prior written consent of the other Party, no Party may cause, permit or suffer any Assignment of this Agreement or any part of its rights and obligations hereunder except (a) as provided in this Section 14.1, or (b) as provided in Section 32 of the TPA.  Any Assignment by a Party in violation of the foregoing will be void and of no force or effect as between the Parties and constitutes a material breach of this Agreement governed by the terms of Section 13.

14.1.2.            Assignment by Westgate.  Assignment of this Agreement by Westgate shall be governed by Section 32 of the TPA, so long as no Event of Default attributable to Westgate has occurred and remains uncured.  In addition, any such assignment by Westgate either shall have been consented to by Manager or shall be permitted pursuant to the exercise of a Mortgagee’s rights under Section 3.11; and any assignee of Westgate must meet the following criteria:

(a)                     Said Assignee must not be a Competitor of Manager or a Competitor of any Affiliate of Manager; and

(b)                    Said Assignee must be not generally recognized in the community as being a Person of ill repute and not in any other manner a Person with whom a prudent businessperson would not wish to associate in a commercial venture or a Person that would be considered by regulators in the gaming industry to be an unsuitable business associate of Manager and its Affiliates or would in any way jeopardize the Timeshare Property’s or the Hotel and Casino’s liquor license(s) and/or gaming license(s).  Manager’s failure to object in writing to such proposed assignee within thirty (30) days of Manager’s receipt of such notice stating with reasonable specificity the basis for such objection will constitute Manager’s approval of such assignee for purposes of this paragraph (b); provided that any such notice to Manager shall specifically refer to this “deemed approval” provision.

14.1.3.              In addition to the assignment permitted above in Section 14.1.3, Westgate may, subject to prior written approval by Manager that may not be unreasonably withheld, collaterally assign its interest in this Agreement, and/or the Timeshare Property and/or any part thereof (including, to the extent of Westgate’s ownership, all FF&E and equipment and operating supplies), to any institutional lender or institutional equity provider in connection with the construction, development, furnishing and equipping of the Timeshare Property and may from time to time enter into one or more financings of the Timeshare Property through equity and/or debt financing.  Notwithstanding the foregoing, neither the Association Account, nor any funds therein, nor the Association Reserve Funds Account, nor any funds therein, nor any rights to any maintenance fees or other amounts payable by Timeshare Interval Owners to the Association, shall be pledged or hypothecated or in any way encumbered.

Manager acknowledges that Westgate will provide or facilitate financing of purchases of Timeshare Intervals and Whole Ownership Units and that these actions do not constitute a violation of this Agreement.

Westgate must provide Manager with a true and complete copy of any deed of trust and all material related documents relevant to Manager’s services under this Agreement within thirty (30) days of the signing of such documents by Westgate. Manager must keep the terms thereof confidential.

14.1.4.              Assignment by Manager.  Manager may Assign this Agreement to any purchaser of the entirety of the Hotel and Casino, so long as

(a)                      no Event of Default attributable to Manager has occurred and remains uncured, and

(b)                     said Assignee is not a Competitor of Westgate; AND

(c)                      the Operating Standard is not materially affected by said Assignment.

14.1.5.              Notice of Assignment.  A Party and/or any partner or other constituent member or stockholder of a Party or of an owner of a Party desiring to effect an Assignment of all or any part of its interest in this Agreement must give the other Party not less than forty-five (45) days advance written notice of its intention to do so, which notice will identify in reasonable detail the direct and indirect owners of the proposed assignee and must be accompanied by the latest available audited and unaudited financial statements of the proposed assignee and its direct or indirect beneficial owners.

As used in this Section 14.1.5, the term “owner” means (a) the holder of legal or beneficial interests or voting power in a Party and (b) the holder of direct or indirect legal or beneficial interests or voting power in an owner (as defined in clause (a) above); and the term “direct or indirect” means the holder of a legal or beneficial interest or voting power in a Party or an owner directly by a Person or indirectly through such Person’s ownership of legal or beneficial interests or voting power in an owner (as defined above) or in an entity that itself or through its ownership of interests or voting power in one or more other entities, holds legal or beneficial interests or voting power in an owner.

14.1.6.              Definition.  For purposes of this Agreement, the term “Assignment” includes

(a)                     an assignment, pledge, encumbrance or other transfer in any manner of a Party’s interest in this Agreement or any of its rights or obligations under this Agreement – but “Assignment” does not include (i) a collateral assignment by Westgate contemplated by and implemented in accordance with Section 14.1.3 above (and enforcement thereof by the collateral assignee); or (ii) delegation by Manager as provided in and in accordance with Section 3.5 above; or (iii) as permitted by and in accordance with Section 32 of the TPA,

(b)                    any transfer of direct or indirect legal and/or beneficial interests (whether partnership interests, stock, limited liability membership and/or management interests or otherwise) in a Party or in any owner or owners except by reason of death pursuant to any successive plan of a Party, whether occurring in one or a series of transactions, that results in the transfer of, in the aggregate, fifty percent (50%) or more of the direct or indirect ownership interests or voting power in a Party during any twenty-four (24) month period – but “Assignment” does not include a merger or consolidation or reorganization of a Party, resulting in an entity which will continue the business of the Party as conducted immediately prior to such merger or consolidation or reorganization, and

(c)                     any change in the actual or the effective voting control of a Party or an owner (as defined in Section 14.5.1 above) of such Party – but “Assignment” does not include any transfer or series of transfers of publicly traded stock or any public offering of equity ownership interests (whether partnership interest corporate stock shares, or otherwise) in either Party or by its parent company or other owner of such Party.

14.2.           Effect of Permitted Assignments.  A consent to any particular Assignment may not be deemed to be a consent to any other Assignment or a waiver of the requirement that consent be obtained in the case of any other Assignment.  Upon any Assignment by Westgate or Manager permitted under Section 14.1 or consented to by the other Party, the assigning Party, to the extent of such Assignment, will be relieved of all liabilities and obligations under this Agreement accruing after the effective date of such assignment, and the Assignee shall assume all obligations of its assignor under this Agreement.  No such Assignment will relieve the assigning Party from its liabilities or obligations under this Agreement accruing prior to the effective date of the Assignment.

14.3.           Indemnification.  Any Party obligated to indemnify any of the other Party’s Indemnified Parties under this Agreement (the “Indemnifying Party”) in respect of any claim will have the right, by notice to the other Party, to assume the defense of such claim. If the Indemnifying Party gives such notice: (i) such defense may be conducted by counsel selected by the Indemnifying Party and approved by the other Party; provided, however, that the other Party’s approval will not be required with respect to counsel designated by the Indemnifying Party’s insurer, (ii) so long as the Indemnifying Party (or its insurer) is conducting such defense with reasonable diligence, the Indemnifying Party will have the right to control such defense and will not be required to pay the fees or disbursement of any counsel engaged by the other Party or any of its indemnified Parties for services rendered after the Indemnifying Party has given the notice provided for above to the other Party; and (iii) the Indemnifying Party will have the right, without the consent of the other Party or any of its Indemnified Parties, to settle such claim, but only provided that the Indemnifying Party (or its insurer) pays all amounts due in connection with or by reason of such element and, as part thereof, the other Party and, if applicable, its Indemnified Parties are unconditionally released from all liability in respect of such claim. The other Party and/or its Indemnified Parties will have the right to participate in the defense of any claim being indemnified and defended by the Indemnifying Party at the expense of the other Party and/or its Indemnified Parties, but the Indemnifying Party will have the right to control such defense. In no event may the other Party and/or any of its Indemnified Parties (a) settle any claim as to which it or they are entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, (b) if a claim is covered by the Indemnifying Party’s liability insurance, take or omit to take any action that would cause the insurer not to defend such claim or to disclaim liability in respect thereto or (c) be represented by more than one (1) attorney or firm of attorneys in respect of such claim.

14.4.           Confidentiality.  The Parties agree that the matters set forth in this Agreement are strictly confidential. In addition, the Parties agree to keep strictly confidential all information of a proprietary to confidential nature about or belonging to a Party or to any Affiliate of a Party to which the other Party gains or has access by virtue of the relationship between the Parties. Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Timeshare Property from an institutional lender, or in furtherance of a permitted assignment of this Agreement or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements (including reporting requirements applicable to public companies), each Party must make every effort to ensure that such information is not disclosed to the press or to any other third Person without the prior consent of the other Party. The obligations set forth in this Section 14.4 survive any termination or expiration of this Agreement. The Parties will cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.

14.5.           No Personal Liability.  In no event will any member, partner, shareholder, officer, director, agent or employee of either Party hereto have any personal liability in connection with or arising from this Agreement provided that Manager may have liability in connection with or arising from this Agreement but solely in its capacity as manager hereunder, and not in its capacity as a direct or indirect member in Westgate. Any liability of either Party hereby will be satisfied from such Party’s ownership interest in the Hotel and Casino or Timeshare Property, as applicable, and not from any other assets or property of such Party or any member, partner, shareholder, officer, director, agent or employee of such Party.

14.6.           Interpretation

14.6.1.              The Recitals set forth at the beginning of this Agreement and the Exhibits attached to this Agreement are incorporated in and made a part of this Agreement.

14.6.2.              Unless the language specifies or the context implies that a term of this Agreement is a condition, all of the terms of this Agreement are deemed and construed to be covenants to be performed by the designated Party.

14.6.3.              The use of the terms “including”, “include”, and “includes”, followed by one or more examples is intended to be illustrative and may not be deemed or construed to limit the scope of the classification or category to the examples listed.

14.6.4.              In this Agreement, any reference to a Section is a reference to a Section of this Agreement except where otherwise specified.

14.6.5.              Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.

14.6.6.              The table of contents and captions to the sections of this Agreement are for convenience of reference only and in no way define, Limit, describe, or affect the scope or intent of any Party of this Agreement.

14.6.7.              This Agreement and all disputes relating to the performance or interpretation of any term of this Agreement must be construed under and governed by the laws of the State of Nevada.

14.7.           Successors and Assigns.  This Agreement will inure to the benefit of and are binding on the permitted successors and assigns of the Parties, and the terms “Westgate” and “Manager” as used in this Agreement include all permitted successors and assigns of the original Parties.

14.8.           Counterparts.  This Agreement may be executed in several counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.

14.9.                       Relationship of the Parties.

14.9.1.                          Nothing contained in this Agreement may be construed as creating a partnership, joint venture, or similar relationship between the Parties. Manager assumes no independent contractual liability nor is Manager obligated to extend its own credit with respect to any obligation incurred in operating the Timeshare Property or performing its obligations under this Agreement. The Parties hereby acknowledge that they are each (or will be as of the Opening Date) members of a limited liability company holding title, directly or indirectly, to the Hotel and Casino or the Timeshare Property, as applicable.

14.9.2.                          THE RELATIONSHIP BETWEEN THE PARTIES HERETO IS THAT OF AN INDEPENDENT CONTRACTOR AND NOT AS AN AGENCY RELATIONSHIP AND IT IS THE INTENTION OF THE PARTIES THAT THIS AGREEMENT BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW OF AGENCY AND THAT LIABILITY BETWEEN THE PARTIES WILL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS PROVISIONS OF THIS AGREEMENT. IN NO EVENT MAY MANAGER BE DEEMED IN BREACH OF ITS DUTIES HEREUNDER, OR OTHERWISE AT LAW OR IN EQUITY, SOLELY BY REASON OF (I) THE FAILURE OF THE FINANCIAL PERFORMANCE OF THE TIMESHARE PROPERTY TO MEET WESTGATE’S EXPECTATIONS OR INCOME PROJECTIONS OR OTHER MATTERS INCLUDING

OPERATING PLAN, (II)  THE INSTITUTION OF LITIGATION OR THE ENTRY OF JUDGMENTS AGAINST WESTGATE OR THE TIMESHARE PROPERTY WITH RESPECT TO TIMESHARE PROPERTY OPERATIONS, OR (III) OTHER ACTS OR OMISSIONS NOT OTHERWISE CONSTITUTING A BREACH OF THIS AGREEMENT, IT BEING THE INTENTION AND AGREEMENT OF THE PARTIES THAT MANAGER’S SOLE OBLIGATION HEREUNDER SHALL BE TO ACT IN CONFORMITY WITH THE EXPRESS TERMS OF THIS AGREEMENT. FURTHERMORE, AS BETWEEN WESTGATE AND MANAGER, MANAGER WILL HAVE NO LIABILITY FOR PUNITIVE DAMAGES OR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES TO WESTGATE IN RESPECT OF A BREACH OF ANY ALLEGED FIDUCIARY DUTIES.

14.10.                 Entire Agreement.  This Agreement (including the attached Exhibits) constitutes the entire agreement between the Parties relating to the operation of the Timeshare Property and supersedes all prior contracts and understandings, written or oral. No representation, undertaking or promise may be taken to have been given or be implied from anything said or written negotiations between the Parties prior to the execution of this Agreement except as expressly stated in this Agreement. Neither Party will have any remedy in respect of any untrue statement made by the other Party on which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulent) except to the extent that such statement is expressly set forth in any of the terms or provisions of this Agreement.  Neither Party intends this Agreement to supersede either the TPA or the Marketing and Leasing Agreement.

14.11.                 TPA.  Except to the extent otherwise expressly addressed herein, in the event of an inconsistency between any provision of this Agreement and any provision of the TPA, the provisions of this Agreement shall supersede and control.

15.       DEFINITIONS

Unless the context clearly provides otherwise or unless such term is given a different meaning, all capitalized terms used herein have the meaning set forth in the TPA.  In addition, the following terms shall have the definitions described herein below:

15.1.                       Assignment:  As defined in Section 14.1 of this Agreement.

15.2.                       Association:  As defined in Section 1.1 of this Agreement.

15.3.                       Bank Accounts: As defined in Section 9.4 of this Agreement.

15.4.                       Brand Name:  Planet Hollywood International, and all names and expressions similar or related thereto or derivative thereof in any way.

15.5.                       Capital Budget:  As defined in Section 4 of this Agreement.

15.6.                       Capital Expense and/or Repair and Maintenance Expense:  As defined in Section 6 of this Agreement.

15.7.                       Centralized Marketing Program:  As defined in Section 8.4 of this Agreement.

15.8.                       Centralized Services:  As defined in Section 8.1 of this Agreement.

15.9.                       Centralized Services Charges: As defined in Section 8.2 of this Agreement.

15.10.                 Commercial Unit: means any and all space within the Timeshare Property that is not in the interior of the Timeshare Units.

15.11.                 Competitor:

(A)                 A Competitor of Manager is a Person (i) in the business of owning, operating, licensing (as licensor), franchising or managing (a) any casino or gaming operation; or (b) a brand or system of themed restaurants, such as, but not limited to, Planet Hollywood and/or Hard Rock Café and/or Rain Forest Café and/or Hooters; or (ii) with less than $300 million per year (in 2007 dollars) in gross revenue from sale of timeshare, vacation ownership, vacation clubs, or any related product or service.

(B)                   A Competitor of Westgate is a hospitality company in which fifty percent (50%) or more of such company’s gross revenues are derived from the sale of timeshare, vacation ownership, vacation clubs, or any related product or service.

Determination of whether a Person is a Competitor of Manager and/or Westgate shall also be determined in light of Section 32 of the TPA.

15.12.                 Corporate Personnel:  Includes individuals employed by Manager whose duties are not exclusive to the Timeshare Project.

15.13.                 Developer:  As defined in the Preamble to this Agreement.

15.14.                 Effective Date:  The later of the date on which Developer, RMI and Manager each executed this Agreement or the completion of construction (and availability for occupancy) of Phase 1 of the Timeshare Project.

15.15.                 Global Distribution Systems: Includes, but is not limited to airline reservations systems, or anything that hospitality industry commonly refers to as such term.

15.16.                 Management Fee:  As defined in Section 9.1 of this Agreement.

15.17.                 Manager:  As defined in the Preamble to this Agreement.

15.18.                 Manager Executive Team:  Those personnel of Manager, including identified Corporate Personnel, who have been from time to time identified by Manager as members of the Manager Executive Team.

15.19.                 New Centralized Services:  As defined in Section 8.3 of this Agreement.

15.20.                 Operating Cost:   Includes all Operating Costs as defined in Section 1(tt) of the TPA, all costs and expenses otherwise included as part of the Operating Budget pursuant to Section 4 hereof, all Capital Expenses and Repair and Maintenance Expenses set forth in Section 6 (except to the extent, if any, excluded as and if so provided in said Section), and all Centralized Services pursuant to Section 8.

15.21.                 Operating Plan:  As defined in Section 4.1 of this Agreement.

15.22.                 Operating Standard:  As defined in Section 3.1 of this Agreement.

15.23.                 Operating Term:  As defined in Section 13.1.1 of this Agreement.

15.24.                 Operating Year:  As defined in Section 4.1 of this Agreement.

15.25.                 Operating Year Financial Statements:  As defined in Section 5.4 of this Agreement.

15.26.                 Party:  As defined in the Preamble to this Agreement.

15.27.                 RMI:  As defined in the Preamble to this Agreement.

15.28.                 Substitute Centralized Services:  As defined in Section 8.3 of this Agreement.

15.29.                 Timeshare Interval Owner:  An individual or entity which has purchased an ownership interest and/or an occupancy or use right in the Timeshare Property.  The term includes all members of the Association, including owners of Whole Ownership Units, for the purpose, among others, of accounting for payments due to the Association from such owners.

15.30.                 Timeshare Plan: Includes all Timeshare Units that are not operated as hotel units; as created by the Timeshare Documents.

15.31.                 Timeshare Property:  As defined in the Recitals in this Agreement.

15.32.                 Timeshare Property Guest Information:  As defined in Section 5.1 of this Agreement.

15.33.                 Timeshare Property Personnel:  As defined in Section 3.3.5 of this Agreement.

15.34.                 TPA:  As defined in the Recitals in this Agreement.

15.35.                 Westgate:  As defined in the Recitals in this Agreement.

15.36.                 Westgate Inventory:  means (i) Timeshare Unit Vacancies, which are owned by the Developer from time to time and are unsold, whether or not submitted to the Timeshare Plan, to the extent actually made available by Westgate to Manager on a timely basis for rental in accordance with this Agreement, (ii) Timeshare Units which are vacant because the party who reserved it did not make a reservation as required by the Association Governing Documents, to the extent actually made available by Westgate to Manager on a timely basis for rental in accordance with this Agreement; (iii) Timeshare Units sold but recaptured or recovered by Westgate due to owner/purchaser’s default under purchase/financing agreements or otherwise, to the extent actually made available by Westgate to Manager on a timely basis for rental in accordance with this Agreement; and (iv) Whole Ownership Units committed to the Westgate rental program and actually made available by Westgate to Manager on a timely basis for rental in accordance with this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of this day and year first above written

OPBIZ, LLC

By:
Name:
Title:

WESTGATE PLANET HOLLYWOOD LAS VEGAS, LLC

By:
Name:
Title:

CFI RESORTS MANAGEMENT, INC.

By:
Name:
Title:

The undersigned join in the foregoing Agreement solely for the purpose of consenting to the provisions of this Agreement, in their capacities as owner and seller, respectively, of the Hotel/Casino Property.

PH FEE OWNER, L.L.C., a Delaware limited liability company	TSP OWNER, L.L.C., a Delaware limited liability company

By:	By:
Print:	Print:
Title:	Title:

Exhibits:

Exhibit A – Legal Description of Timeshare Property

Exhibit B – Association Governing Documents